U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 10/A-8

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of The Securities Exchange Act of 1934

________________________

AVT, INC.
(Exact name of small business issuer in its charter)

Nevada (State or jurisdiction of Incorporation or organization)	11-3828743 (I.R.S. Employer Identification No.)

341 Bonnie Circle, Suite 102, Corona, CA 92880 (Address of Principle Executive Offices)	92880 (Zip Code)

Registrant’s telephone number including area code: (951) 737-1057

Securities to be registered under Section 12(b) of the Act:

Title of each class To be so registered	Name of exchange on which each class is to be registered

None	N/A

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Part I

Item 1.   Business

The Company

AVT, Inc. is an innovative developer, manufacturer and vending operator of technology based product dispensing solutions and equipment that is in the process of revolutionizing convenience food access and food product dispensing.  With extensive experience in the vending machine industry, AVT combines vast market knowledge and strong customer relationships with best-in- class technologies to dramatically improve the values delivered to consumers.

AVT’s designs are innovative and exploit the use of integrated PCs.  As a design manufacturer, creator of specialty application software and integrator of technology, our company defines the cutting edge of the vending and dispensing industry.  We are positioned us as a leader and industry innovator.  We currently have vending systems throughout the Los Angeles, Orange and Riverside, California counties.  It is our vending operation experience over the past years that adds a distinctive advantage and contributes to our overall success as a manufacture and leader of technology based vending products

AVT, Inc. is the owner of AC Mexican Food, Inc. dba, Jalapenos.  The restaurant is located in a food court of a retail mall at 20532 El Toro Road, #112, Lake Forest, CA 92692.  The restaurant offers authentic Mexican food restaurant that operates from mid morning through late evening with the majority of  its business being  lunch and dinner patrons.

We were originally incorporated under the laws of the State of Delaware on February 25, 1969 as Infodex, Incorporated.  In October, 2005, we acquired Automated Vending Technologies, Inc., a Nevada corporation and began focusing our business on vending operations. In December, 2006 we merged our operating wholly owned subsidiary into the parent company and in January of 2008, we changed our state of domicile to the State of Nevada and renamed the company to “AVT, Inc.”  We operate in the State of California as “AVT Vending, Inc.”

Our Products

We have a family of products which are geared towards improving the experience of consumers, establishments, and operators in the convenience food, digital signage and product dispensing industry.

Automated Express Market

We have developed and created our Automated Express Market (AEM™) system which is a Controlled Access Cabinet system. These custom built wood and steel based cabinets are PC based and designated for use in specialized locations such as hotels, Inns, c-stores, malls and retail stores that are limited in the ability to effectively sell and market food, and carry convenience items or higher priced items which are subject to pilfering. The cabinets can be merchandised to dispense more than seventy-two selections including snacks, hot meals, ice cream, alcoholic and non-alcoholic beverages as well as personal amenities such as sunscreen, toothpaste, and brushes.  They can also be configured for high ticket items such as cell phones, digital cameras, mp3 players, personal electronic devises and more. The AEM™ system gives the hotel’s customers the convenience of billing directly to their room through touch screen pin technology so they do not have to carry cash or coin to make purchases. The system automatically posts the charge to the guest’s account by utilizing touch screen vending (TSV™) and multi-payment capabilities. AEM™ cabinets have multiple payment options built in that include touch screen payment technology, credit/debit acceptors and smart card readers.   We are currently exploring opportunities with many limited service hotel chains in the U.S., a market that totals more than 50,000 establishments as well as c-stores and retail stores and shopping malls.

Media Advertising

We have developed a software product called AVTi Media™ which enables an advertising medium (player) to be added to virtually any of AVT designed systems including AEM™ cabinets and all four next generation vending and product dispensing systems.  By incorporating AVTi Media, we allow the consumer to view the media, advertising or hotel messaging while they make their selections.  AVTi Media can generate advertising revenue for owners and operators in many settings such as conference rooms, hotel lobbies, airport terminals, restaurants, car rental outlets and surgery center waiting rooms.  By having vending machines in prominent locations within major companies, the vending operator “owns” the valuable advertising space that can be used to generate advertising revenue through the Digital TV Message Board or (DTVMB) technology.  Our Vending Management System software enables the management of machine inventory, repairs, collections and advertising through remote access. VMS™ enables owner/operators to reduce costs and increase profits by enabling real time access to inventory levels, system status, machine service and daily receivables with little to no machine down time.

Vending Management System™ (VMS)

Our VMS systems is another AVT developed software product that allows us to remotely view  information for each machine to help plan for daily replenishment, sales statistics and alerts of systems malfunctions to operators as well as defect history for each machine by means of software error log files. This technology increases operational efficiency of vending operations and helps to prevent inventory shrinkage and skimming, both major control issues in the vending industry. A key differentiator relative to the offerings of other established players in the vending machine management space is that our VMS solution works via a DSL line cellular modem or Internet Wi-Fi and be substantially less expensive to own and operate than competing systems that do not use the internet for bi-directional transmission of vending system data.  VMS currently holds a Patent pending.

Vend Sensing System (VSS)

We have developed and have a patent pending on our VSS product to provide a surefire solution for detecting all vended items.

The VSS was developed specifically to detect a vending type of product that has dropped from one of the dispensing columns directly above the sensing system and has fallen into the customer delivery bin at the base of the vending system.

The VSS is coupled directly with the vending system control electronics.  The VSS circuitry is disabled until the vending system control electronics has received payment.  Once payment has been received and the vending system starts the dispensing process, the control electronics enables the VSS circuitry to detect product which has been dispensed and has dropped into the delivery bin below.  During this sensing period, the VSS circuitry is only enabled for the time period taken to detect that a vendible product has fallen into the delivery bin.

During the sensing period of time, the VSS circuitry uses an auto-calibrated ultrasonic beam to detect if an object of just about any size, form or shape (designed for detection of any object that can be vended) has fallen into the detectable space of the customer product delivery bin.  If an object (vended product) enters the detectable vending space, the VSS circuitry detects the object and in turn sends a “detected” signal to the Control Electronics.  If the VSS circuitry does not detect an object has entered the customer delivery bin space within the allotted empirical time frame, the VSS circuitry returns a command signal to the control electronics that a “no vend object detected”.  It is the control electronics responsibility to determine the next appropriate action to take.

This invention for product detection provides many distinct and exciting advantages over conventional detection.  First and foremost, the VSS is calibrated to “look” across the entire cross-sectional area of the delivery bin.  This is a primary advantage over the conventional light beam detection method.  The detection system is compatible in cost to that of traditional vending detection systems.  The “self calibration mode allows the system to be able to retrofit into other vending systems with minimal modification needed.

Touch Screen Vending (TSV)

TSV (Touch Screen Vending) is our primary flagship application software product.  Designed and development by AVT’s software staff several years ago, it is like most of today’s application software, constantly maintained and in continuous refinement, support and development to remain compatible with and competitive with the ever changing PCs environment.  Our TSV software product is the primary foundation for ALL of AVT’s touch screen based systems like the RAM 4000 and RAM 5000 to name a few.  This application software is modular by design allowing extreme flexibly by our customers allowing them to have a product that is capable providing the system owner a specific “look and Feel” coupled with dispensing their own specific products via the customizable GUI interface.

Kiosk/ Game Trader Systems

In addition to our vending machines, we have incorporated a line of computer and technology based kiosk systems.  These kiosks will be deployed in conjunction with our vending systems as well as being sold as self service or control center kiosks systems.  All kiosks have the ability to be fitted with digital signage which runs our media software products to be come a part of AVTi Media Network.  AVT engineered the Game Trader machine that will allow customers to buy video games as well as trade used games in for cash.

Media Products

Our Media Product Technology effort is focused n the design and enhancement of our AVTi Media products.  The AVTi Media products are integrated into our base systems and also sold to other vending manufactures.

•  AVTi Media Administer:  This program is designed to manage and administer all aspects and features of our digital signage program.  The Media Administrator allows a remote operator to create, manage, update and scheduled ads that will play on LCD displays which have been integrated into vending systems.

•  AVTi Media Client: This program is designed be located on the vending system’s integrated PC and has the priority of playing the ad “play list.”  This client software also uses prescheduled times to monitor the server to “update” the playlist as required.

•  AVTI Media Server:  This is a server based program which coordinates the efforts, changes and directives from the administrator program with the schedule efforts of all the multiple clients located in the field and connected via the internet.  Our secondary fabrication and design efforts run concurrently with our primary efforts to support ongoing systems and to develop new products.  These products are summarized as follows:

•  TSV:  Touch Screen Vending is an ongoing software development effort which is our primary flagship software product.  This modular program is designed to evolve with the changing technologies supporting our vending and dispensing products.

•  IVend: This is an ongoing development design that features a high-end dispensing center cabinet, a creative front door design which includes interactive touch screens and a variety of other supported hardware.  The IVend also has its own software application program which is designed to provide a high degree of interactive and intuitive application to the user.

•  Tech Store: This system is similar to our IVend system designed for middle priced systems.

•  Vend Mart: This system is similar to our IVend system designed for entry level priced systems.  The Vend Mart also has its own software application program, designed to provide a high degree of interactive and intuitive application to base line vending systems equipped with TSV.

In additional, we have a variety of ongoing hardware and software R&D projects which are at various stages of development.  The following is a brief list of some of our non-confidential R&D efforts:

MDB – PC Software Interface DEX to PC software Interface MDB to USB Hardware Device DEX to Radio Controller PCB X – Y Dispensing Center Design	VMSII – Hardware/Server/Software Project VMS – Drop Sensing efforts AEM Cabinet Design Multiple All-In-One PC/LCD Displays designs Multiple Custom Dispensing Projects

The expense of complying with environmental regulations is of minimal consequence.

Patent Pending

Multimedia System, Method for Controlling Vending Machines
Serial Number 11-588,422
(Filed:  October 27, 2006)

Conventional control of vending systems is typically done by using a system control board consisting of a PWB (printed circuit board) and a microcontroller supported by a group of discrete electronic components.  These system components are used to control the various system functions of a vending machine i.e. spinning of auger motors, control of bill and coin acceptors, LED display feed back etc.

Our invention of Touch Screen Vending or TSV has redefined the conventional method of vending machine control.  TSV empowers the use of a multimedia PC and a color touch LCD display to virtually control the complete operation of the vending machine.  The PC stores a data base software program containing all desired products to vend with an associated color digital image of each item.  A second application program displays the color image of the intended items to vend in the exact format as seen through the glass front of the vending machine.  The PC also controls the collection of currency (i.e. bill acceptor, coin acceptor, credit card reader) in place of the vending machines control board.  I/O (input/output) ports from the PC are used to interface to the vending machine control board and all aspects of operation of the vending machine is under complete control by a multimedia PC coupled with the touch screen LCD.

This invention for the control of vending machines provides many distinct and exciting advantages over conventional control such as the universal language of using a touch display to select desired products to vend in place of an alphanumeric keypad.  The system can generate virtually any type of report to combat money or product shrinkage while providing exact control of inventory.  The LCD provides a means of generating additional revenue through advertising displayed products or other services while the system in idle mode.

Vend Operating System
Claims to be amended to the Multimedia System, Method for
Controlling Vending Machines – Serial Number 11-588,420
(Filed:  October 27, 2006)

Our Vend Operating System (Vend OS) is a next generation vending and product dispensing system utilizing a personal computer (PC) to drive the system components and utility software.  The uniqueness in the system is based on our vending system, and uses a PC to control the vending system.  The prior art in the vending industry typically uses discrete component controllers for overall system operation and control.

Our Vend OS is broken up into two sections hardware and software. The hardware consists of the following devices: Virtual Sensing System (VSS), a USB Omni-pattern scanner, a USB Magtek Card Reader, a USB Pyramid Bill Acceptor, a MDB Coinco coin machine, a 7 inch LCD screen built-in with the Nano-ITX PC, and a portable mpeg player (allowing static media files to play in a continuous loop).   The software consists of the following applications: Vending Management System (VMS), Touch Screen Vending (TSV) and AVTI Digital Signage Media.

Our Vend OS is extremely flexible regarding capabilities, because the product is installed in base systems without any peripheral devices; and includes a Nano-ITX computer with freeware developed by our engineering department running as a Windows’ service allowing vending by conventional methods. This freeware allows sales data and records to be stored in a secure database and has the capability of manipulating a machine’s state remotely through internet connectivity, memory stick, cell modem or phone line.

With our Vend OS we can:  manipulate product prices; turn the machine off and on, turn the compressor off and an, manipulate the change returned, manipulate the system clock, and read the machine’s state from the MDB interface and motor/auger control.

Our Nano-ITX computer includes an optional 7” touch wide screen LCD, a flash ROM that runs Microsoft Embedded System, a MDB to RS-232 interface board that connects from a VMC board to the PC serial port, motor driver printed circuit board and a PCMCIA modem that allows wireless internet connection as a typical system but control for any variety of input or out put devices are part of the scalable system.

The effects of existing or probable government regulations are minimal.

Additional information

The Company currently has approximately 25 full time employees and 5 part-time employees.  We also allow and utilize the services of independent contractors.

Vending Machine Manufacturing, Sales and Placements

We currently manufacture next generation refrigerated and high capacity snack machines as well as standard and customized product dispensing systems. These machines have been designed to meet or exceed our specific performance specifications and give us the ability to minimize costs traditionally associated with purchasing new equipment.  The manufacturing of our own equipment also allows us to incorporate our technology into the systems during at the time of production reducing the costs associated with retrofitting units. We sell these systems directly to distributors, vending operators and end users located primarily throughout the United States, Canada and Mexico. We believe that we are currently the only manufacturing entity with this capability in the vending industry, giving us a tremendous lead and advantage over our competition.

The major competitive advantages of AVT’s next generation machines is they all have the capability of being configured with an integrated PC with customized AVT software.
The integrated PC allows for a variety of additional functions which include but are not limited to, cashless vending, remote sales management and media advertising for creating additional revenue through the sale and display of advertising play loops.

The feature of playing multiple looping advertisements yields the possibility of adding additional stream of revenue which may exceed that of the sales of vended product.  Another significant advantage is the ability to plug into a standard 120 VAC household power outlet. As an operator, AVT’s experience is that the unit price of a machine and sometimes the required 220VAC circuits for the units represent major constraints to growth of a vending company.

Our next generation machines will cut machine acquisition cost by greater than 50% and eliminate expensive power outlet upgrades for establishments and operators, thereby increasing placement and sales opportunities.  Through the design and manufacturing of vending and product dispensing systems using new technologies, we have become a vendor of equipment for the entire gamut of food and high priced consumer electronics and dispensed items. Our company can produce machines that are far less expensive, are less power demanding and have multi-pay options that far exceed the traditional market standard.  As a result, we have the opportunity to grow both the mainstream and the specialty segment of the vending machine manufacturing and operations business,  We also have the opportunity a major equipment provider to other distributors, all without a heavy capital investment.

Business Strategy

Manufacturing Capabilities

AVT is a full service developer and manufacture of highly integrated vending and product dispensing systems.  Over the past several years, AVT has assembled a integrated team of experienced engineers and qualified technicians and software programmers to develop proprietary technology based solutions.  Our solutions are comprised of original and inventive technology that is integrated into a line of sophisticated self service products.  At the heart of our business is our engineering, manufacturing and creatively inventive and functional application software for use on own AVT designed and manufactured systems.

Design:  AVT employs a complete design team.  Our engineers use creative tools such as “Solid Works” to develop and generate CAD drawings used by our local manufacturing partners as well as our OEM manufacture in China to produce our state of the art vending systems components, shipped to our 50,000 square foot facility in Corona, California for integration, assembly, final testing and deployment.

A multitude of electrical and software tools are also used to create AVT’s proprietary control boards, sensors, and firmware used by all AVT branded product.

Software Development:  We also employ a complete software design and development team.  Our software products are a key factor to the success, functional operation and financial position of the company.  AVT owned Intellectual Property support’s our proprietary software products, which are sold as a licensed part of every system AVT sells, that can be integrated with an optional PC.  We design our software products using today’s state-of-the-art high level programming environments which produce effective and efficient software programs that are highly flexibly and user friendly, while maintaining the elevated degree of complexity and inventiveness that yield a superior and competitive product.

Future Goals

We continue to strive to be the best in, development, product and systems manufacturing and marketing efforts.  We have entered into multiple multiyear manufacturing agreements with offshore manufacturers to produce the housings for our technology based “Silo” dispensing systems and have established a line of credit to ensure payment and production of the systems.

Our goal is to gear our manufacturing and assembly efforts to meet our the production contracts over the next  12 to 24 months as well as meeting the needs of our established distributors, direct sales and the anticipated industry demand for competitively priced vending and automated dispensing systems that  are  energy efficient, integrated with AVT based technology, and up and coming “Green” systems requirements.

A critical focus for sales over the next 12 months will be our Product Dispensing Centers (PDCs).  Our PDCs are based on  AVT technology  and integrate more sophisticated technology features and options such as full face large touch screen displays, receipt printers, cashless payment options and advertising displays.  In addition, our PDCs systems can dispense a variety of snack items and non-food items such as cell phones, MP3 players, digital cameras, DVDs, consumer electronics and accessories.  We will also focus on “Themed” systems to dispense products such as tee-shirts, promotional items, perfumes, contact lenses and just about any product our customers have a location and market for.  Our “Themed” systems are of exceptional interest to our direct end customers as the products these systems dispense result in higher profit margins.

All of our vending systems are capable of the inclusion of PC hardware and LCD displays.  A future goal of AVT is to complete and continue to refine application software that runs digital signage for the primary purpose of displaying paid advertisements.  Each system that is equipped with a PC and LCD display becomes a “node” on a digital network.  As the digital network expands, many thousands of vending systems and PDCs can be part of nationwide advertising network which we believe will interest national advertisers.  Our goal is to “own” the network but not the systems.  All vending system owners will have the option to join the AVT nationwide network with our AVT based advertising vending system, to share revenue for allowing advertisements from AVT’s servers to be pushed-out onto their vending system.

Future goals and system refinements will include continued software and hardware development and refinements, including even more efficient operating systems to integrate more seamlessly with the internet, becoming Wi-Fi standard and including SMS and email features. Our goal is to make the AVT solution the standard for intelligent self-service vending systems deployed throughout the US and world markets.

In addition, within the next 12 months, we will continue to work to have our common stock trading on the OTC Bulletin Board.

Costs and effects of compliance with environmental laws

The expense of complying with environmental regulations is of minimal consequence.

Number of total employees and number of full time employees.

We currently have approximately 23 full time employees and 5 part-time employees.  We allow and utilize the services of independent contractors.

Item 1A.  Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock.  Our business and results of operations could be seriously harmed by any of the following risks.

We have a limited operating history and may not succeed.

We have a limited operating history and may not succeed.  Our plans and businesses are “proposed” and “intended” but we may not be able to successfully implement them.  Our primary business purpose is vending operations and manufacturing.  We expect that unanticipated expenses, problems, and technical difficulties will occur and that they may result in material delays in the operation of our business.  We may not obtain sufficient capital or achieve a significant level of operations and, even if we do, we may not be able to conduct such operations on a profitable basis.

Our common stock is a “Penny Stock” which trades on the Pink Sheets on the over-the-counter market, as a result, there are additional risks associated with stock and you may be unable to liquidate your investment in our stock quickly.

Our common stock is considered a “Penny Stock” which trades on the Pink Sheets on the over-the-counter market.  As a result, there are additional risks associated with our common stock and you may be unable to liquidate your investment in our common stock quickly.

Our common stock is subject to the “Penny Stock” rules of the SEC.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•           that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

 •           obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•           sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We require substantial capital requirements to finance our operations.  Our inability to obtain financing will adversely impact our business.

We will require additional capital for future operations.  We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

▪	cash provided by operating activities;
▪	available cash and cash investments; and
▪	capital raised through debt and equity offerings.

The uncertainties and risks associated with future performance and revenues will ultimately determine our liquidity and our ability to meet anticipated capital requirements.  If declining prices cause our anticipated revenues to decrease, we may be limited in our ability to replace our inventory.  As a result, our production and revenues would decrease over time and may not be sufficient to satisfy our projected capital expenditures.  We may not be able to obtain additional financing in such a circumstance.

Our stock price has been extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.

The stock price of our stock as has been extremely volatile and an active public market for our common stock may not develop or be sustained.   Further, the market price of our common stock may decline below the price you paid for your shares.

Among the factors that could affect our stock price are:

▪	industry trends and the business success of our vendors;
▪	actual or anticipated fluctuations in our quarterly financial and operating results, including our comparable store sales;
▪	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results;
▪	strategic moves by our competitors, such as product announcements or acquisitions;
▪	regulatory developments;
▪	litigation;
▪	general market conditions;
▪	other domestic and international macroeconomic factors unrelated to our performance; and
▪	additions or departures of key personnel

We have substantial indebtedness.

As of September 30, 2011, we had outstanding indebtedness of $1,654,910 which includes $958,506 in convertible notes which require us to make quarterly cash interest payments.  As of December 31, 2010, we had outstanding indebtedness of $2,459,317 which includes $977,702 convertible notes which require us to make quarterly cash interest payments.  Our ability to meet our debt service requirements will depend upon achieving significant and sustained growth in our expected cash flow, which will be affected by our success in implementing our business strategy, prevailing economic conditions and financial, business and other factors, some of which are beyond our control.  Accordingly, we cannot be certain as to whether or when we will have sufficient resources to meet our debt service obligations. If we are unable to generate sufficient cash flow to service our indebtedness, we will have to reduce or delay planned capital expenditures, sell assets, restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that any of these strategies can be effected on satisfactory terms, if at all, particularly in light of our high levels of indebtedness. In addition, the extent to which we continue to have substantial indebtedness could have significant consequences, including:

•
our ability to obtain additional financing in the future for working capital, capital expenditures, product research and development,  acquisitions and other general corporate purposes may be materially  limited or impaired,

•	a substantial portion of our cash flow from operations may need to be dedicated to the payment of principal and interest on our indebtedness and therefore not available to finance our business, and

•
our high degree of indebtedness may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures or reduce our flexibility in responding to changing business and economic conditions.

The vending industry is a competitive industry and we may not be able to compete with our competitors.

The vending industry is highly competitive. We compete in both the vending manufacturing and vending operations segment of the industry with companies that offer the same services that we do.  Many of our competitors have significantly greater resources than we do.  Although we believe we have an competitive advantage based upon the lower pricing of our products, a substantial decline in price could adversely affect consumer demand for our products and reduce our competitive advantage.  Although we believe that there are significant barriers to entry to new competitors in the vending market due to, among other things, the substantial capital outlay required to purchase the number of machines needed to achieve competitive operating efficiencies, a competitor with significant financial resources may be able to compete with us.  There can be no assurance that any competitors will not be able to raise the required capital to effectively compete with us.

In addition, we may face new competition as we seek to expand into international markets and develop new products, services and enhancements. Many of the competitors have greater experience than we do in operating in these international markets. Moreover, new products that we intend to develop, such as advertising, may subject us to competition from companies with significantly greater technological resources and experience.  Many of our potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and public relations resources than we have. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to consumers and businesses. Our competitors might succeed in developing technologies, products or services that are more effective, less costly or more widely used than those that have been or are being developed by us or that would render our technologies or products obsolete or noncompetitive. We cannot be certain that we will be able to compete effectively with current or future competitors.  Competitive pressures could seriously harm our business, financial condition and results of operations and our ability to achieve sufficient cash flow to service our indebtedness.

The success of our potential new services and products is uncertain.

We have committed, and expect to continue to commit, significant resources and capital to develop and market existing product and service enhancements and new products and services.  One example is our AVTi advertising business.  These products and services are relatively untested, and we cannot assure you that we will achieve market acceptance for these products and services, or other new products and services. Moreover, these and other new products and services may be subject to significant competition with offerings by potential competitors in addition to companies that compete in our coin processing business. Many of these potential competitors have significantly greater technological expertise and financial and other resources than we do. In addition, new products, services and enhancements may pose a variety of technical challenges and require us to enhance the capabilities of our network and attract additional qualified employees. The failure to develop and market new products, services or enhancements successfully could seriously harm our business, financial condition and results of operations and ability to achieve sufficient cash flow to service our indebtedness.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our vending machines by consumers. Although believe that the use of vending machines in the United States is gaining better consumer acceptance, we cannot predict the future growth rate and size of this market.

We depend upon third-party manufactures and suppliers and the loss of such third-party manufactures and suppliers would seriously harm our business.

We depend, and will continue to depend, on outside parties for the manufacture of our vending machines and its key components. We intend to expand our manufacturing and such expansion may be limited by the manufacturing capacity of our third-party manufacturers and suppliers. Although we expect that our current third-party manufacturers and suppliers will be able to produce sufficient units to meet projected demand, if there is an unanticipated increase in demand for our units, we may be unable to meet such demand due to manufacturing constraints.   Should our third-party manufacturers and suppliers cease making our, we would be required to locate and qualify additional suppliers. We may be unable to locate alternate manufacturers on a timely basis.

Our prior growth rates may not be indicative of our future growth rates and should not be relied upon.

You should not consider prior growth rates in our revenue to be indicative of our future operating results. The timing and amount of future revenues will depend almost entirely on our ability to obtain new vending routes and make vending machine sales.  Our future operating results will depend upon many other factors, including:

     - the level of product and price competition,

     - our success in expanding our business network and managing our growth,

     - our ability to develop and market product enhancements and new products,

     - our ability to enter into and penetrate new international markets, such as Mexico and Canada,

     - the timing of product enhancements, activities of and acquisitions by competitors,

     - the ability to hire additional employees, and

     - the timing of such hiring and the ability to control costs.

We may be unable to adequately protect or enforce our patents and proprietary rights.

Our future success depends, in part, on our ability to protect our intellectual property and maintain the proprietary nature of our technology through a combination of patents, licenses and other intellectual property arrangements, without infringing the proprietary rights of third parties. We currently have four pending patents relating to our business.  We cannot assure you that these pending patents will be issued or that any of our patents will be held valid if challenged, that any pending patent applications will issue, or that other parties will not claim rights in or ownership of our patents and other proprietary rights. Moreover, patents issued to us may be circumvented or fail to provide adequate protection. Our competitors might independently develop or patent technologies that are substantially equivalent or superior to our technologies.  Since patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed by others which, if issued as patents, could cover our products. We cannot be certain that others will not assert patent infringement claims or claims of misappropriation against us based on current or pending U.S. and/or foreign patents or trade secrets or that such claims will not be successful.

 In addition, defending our company against these types of claims, regardless of their merits, could require us to incur substantial costs and divert the attention of key personnel. Parties making these types of claims may be able to obtain injunctive or other equitable relief which could effectively block our ability to provide our services and could result in an award of substantial damages. In the event of a successful claim of infringement, we may need or be required to obtain one or more licenses from, as well as grant one or more licenses to, others. We cannot assure you that we could obtain necessary licenses from others at a reasonable cost or at all.

We also rely on trade secrets to develop and maintain our competitive position. Although we protect our proprietary technology in part by confidentiality agreements with our employees, consultants and corporate partners, we cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known or be discovered independently by our competitors. The failure to protect our intellectual property rights effectively or to avoid infringing the intellectual property rights of others could seriously harm our business, financial condition and results of operations and ability to achieve sufficient cash flow to service our indebtedness.

We depend upon key personnel, the loss of which could seriously harm our business.

Our performance is substantially dependent on the continued services of our executive officers and key employees.   Our long-term success will depend on our ability to recruit, retain and motivate highly skilled personnel. Competition for such personnel is intense. We have at times experienced difficulties in recruiting qualified personnel, and we may experience difficulties in the future.  The inability to attract and retain necessary technical and managerial personnel could seriously harm our business, financial condition and results of operations and our ability to achieve sufficient cash flow to service our indebtedness.

Our management has broad discretion over the use of capital raised.

We plan on raising capital for working capital and to help pay off the outstanding indebtedness and for general corporate purposes, including financing the Company's expansion. Thus, management will have broad discretion in allocating proceeds of any offering.

Requirements associated with being a reporting public company will require significant company resources and management attention.

We have only recently been subject to the reporting requirements of the Securities Exchange Act of 1934, or the other rules and regulations of the SEC or any securities exchange relating to public companies. We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

In addition, compliance with reporting and other requirements applicable to public companies such as Sarbanes Oxley will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and outside consultants. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact on our management's attention to these matters will have on our business.

In addition, being a reporting public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Our estimates may prove to be inaccurate and future net cash flows are uncertain.  Any significant variance from these assumptions could greatly affect our estimates.

Our estimates of both future sales and the timing of development expenditures are uncertain and may prove to be inaccurate.  We also make certain assumptions regarding net cash flows and operating costs that may prove incorrect when judged against our actual experience.  Any significant variance from these assumptions could greatly affect our estimates of future net cash flows and our ability to borrow under our credit facility.

Our preferred stock has rights senior to those of our common stock which could adversely affect holders of common stock.

Our charter documents give our board of directors the authority to issue series of preferred stock without a vote or action by our stockholders.  The board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights.  The rights granted to holders of preferred stock may adversely affect the rights of holders of our common stock.  Currently, our board has authorized our Series A Convertible Preferred Stock which has a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock.  In addition, our Series A Convertible Preferred Stock has voting rights which are superior to the voting right of the holders of our common stock.  In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.  As a result, common stockholders could be prevented from participating in transactions that would offer an optimal price for their shares.

We do not anticipate paying cash dividends on our capital stock in the foreseeable future.

We do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the growth of our business. In addition, the terms of the instruments governing our existing debt and any future debt or credit facility may preclude us from paying any dividends.

Item 2.  Financial Information

MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward Looking Statements

This report contains certain forward- looking statements regarding, among other things, the anticipated financial and operating results of the Company.  For this purpose, forward- looking statements are any statements contained herein that are not statements of historical fact and include, but are not limited to, those preceded by or that include the words, “estimate”, “could”, “should”, “would”, “likely”, “may”, “will”, “plan”, “intend”, “believes”, “expects”, “anticipates”, “projected”, or similar expressions.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the statements.  The forward looking information is based on various factors and was derived using numerous assumptions.  For these statements, we claim the protection of the “bespeaks caution” doctrine. All forward-looking statements in this document are based on information currently available to us as of the date of this report, and we assume no obligation to update any forward-looking statements.

Critical Accounting Policies

The Company’s policy is to use the accrual method of accounting to prepare and present financial statements, which conform to generally accepted accounting principles. The company has elected a December 31 year-end.

The Company considers all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

Inventories are valued at the lower of average cost.

Revenue is recognized at the time of sale upon receipt of payment.

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.”  SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Results of Operations

For the three months ended September 30, 2011, our net income has increased by $67,785, compared to the same period for the previous year.

Total revenues for the three months ended September 30, 2011, were $2,197,399 compared to total revenues of $1,798,252 for the three months ended September 30, 2010.  The increase in revenues is due increased manufacturing revenues of $485,166.  We attribute the increased manufacturing revenues to increased sales of custom vending machines.

For the three months ended September 30, 2011, we had revenues of $2,197,399, and total cost of goods and operating expenses of $1,939,820 for net income of $257,579.  This compares to the three months ended September 30, 2010 where we had $1,798,252 in total revenues, $1,608,458 in total costs of goods and operating expenses for a net income of $189,794.  We attribute the increase in net income for the three months ended September 30, 2011 to increased revenues from manufacturing machine sales. Our increased cost of goods sold for the three months ended September 30, 2011 was attributable to increased sales of our vending machines.

For the year ended December 31, 2010, we had revenues of $5,658,142 and total cost of goods and general and administrative expenses of $5,635,951 for net income of $22,191.

Our revenues increased by $1,243,844 for the year ended December 31, 2010; our general and administrative expenses also increased by $843,429 for the year ended December 31, 2010, primarily due to increased manufacturing product and operating expenses relating to increased restaurant expenses, insurance, payroll expenses and freight.

For the year ended December 31, 2010, our net income has increased by $60,827 compared to the previous year December 31, 2009.

Total revenues for the year ended December 31, 2010, were $5,658,142 compared to total revenues of $4,414,298 for the year ended December 31, 2009.  The increase in revenues is due to increased manufacturing revenue of $1,818,199 and product sales revenue increased slightly by $116,842.

We attribute the increase of manufacturing revenues to increased sales of our custom vending machines.  Increase restaurant revenue is due to increased catering revenue.  The increase in product sales is primarily related to a few added accounts.

Our general and administrative expenses increased for the year ended December 31, 2010, primarily due to increased costs of goods and operating expenses relating to increased rent for our facility, interest, advertising and payroll expenses.

We believe the increased spending on manufacturing is necessary for the company to move away from vending operations and work towards increased machine sales and the development of technology, which facilitates sales of our electronic payment, back end inventory control and advertising products.  We continue to improve the restaurant operations with management and expect the restaurant expenses to be reducing during the next year.

Our cost of goods and prices for our products remain relatively stable and we expect this trend to continue through the end of 2011.

We expect manufacturing to continually increase sales over the next 12 months.  We believe that we sufficient available cash and cash flow from operations to satisfy our working capital and capital expenditure requirements during the next 12 months.  There can be no assurance, however, that cash and cash flow from operations will be sufficient to satisfy our working capital and capital requirements for the next 12 months or beyond.

Liquidity and Capital Resources

We have historically financed operations through a combination of cash on hand, cash provided from operations and the sale of our securities.  As of September 30, 2011, we had $215,519 cash on hand.

At September 30, 2011, we had cash of $215,519 compared to cash of $278,217 at December 31, 2010.  We consider this decrease in cash as insignificant for the current quarter.

For the three months ended September 30, 2011, our inventory increased compared to our ending inventory for the year ended December 31, 2010. At September 30, 2011, we had inventory of $2,958,668 compared to $2,462,708 at December 31, 2010.  This increase relates primarily to increased orders of vending machines.

The Company’s assets increased to $19,863,360 at September 30, 2011 compared to $18,829,059 at December 31, 2010.  This $1,034,301 increase in assets is primarily due to receivables.

All receivable accounts are due within 45 days of delivery.  Upon special approval, we allow 90 days to receive payment.  Collections for past due accounts are handled internally.

At December 31, 2010, we had cash of $278,217 compared to cash of $1,103,252 at December 31, 2009.

At December 31, 2010, we had inventory of $2,462,708 compared to $962,405 for the year ended December 31, 2009.  The increase in inventory for the year ended December 31, 2010, is due to increased orders of our vending machines.

The Company’s assets increased from $16,434,142 for the year ended December 31, 2009 to $18,829,059 for the year ended December 31, 2010.  This increase in assets is due to increased intellectual property assets.

The companies long term debt and notes payable as of December 31, 2010, for a total of $1,340,242. Are due to shareholder notes of $488,135 and have terms on an average of three years from issue date. Long term debt of $277,834 consists of equipment leases and a note payable to SNI for $574,273.

All receivable accounts are due within 60 days of delivery.  Upon special approval, we allow 90 days to receive payment.  Collections for past due accounts are handled internally. As of December 31, 2010 accounts receivable total was $1,100,876, this increase is due to new customers with large orders for machines. Average days outstanding for December 31, 2010 is 90 days due to large detailed custom orders. December 31, 2009 our average days outstanding was 45-60 due to smaller orders.

Off-balance Sheet Arrangements

We maintain no significant off-balance sheet arrangements

Foreign Currency Transactions

None.

Item 3. Properties.

Real Property

At present, we do not own any property.  Our retail operation is located in a leased facility. We have local access to all commercial freight systems. The current retail facility is approximately 30,000 square feet. This facility contains are administrative, sales and manufacturing offices.  The current lease runs until February 28, 2015.  The retail facility is located at 341 Bonnie Circle, Suite 102, Corona, CA 92880.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding our common stock beneficially owned as of October 10, 2011:

(i)	each stockholder known by us to be the beneficial owner of five (5%) percent or more of our outstanding common stock;

(ii)	each person intending to file a written consent to the Forward Split;

(iii)           each of our directors; and

(iv)           all executive officers and directors as a group.

This information as to beneficial ownership was furnished to the Company by or on behalf of each person named.  As at October 10, 2011, there were 9,626,144, shares of our common stock issued and outstanding.

Title Of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percentage Of Class

Common Stock	Natalie Russell (2)	85,558	(1)

Common Stock	James Winsor (2)	64,332	(1)

Common Stock	Loretta Vermette (3)(5)	296,940	3%

Common Stock	Worth, Inc. (4)(6)	523,186	Greater than 50% (7)

Common Stock	All Directors and Officers as a Group	446,830	4.6%

(1)           Less than 1%

(2)           The address is 341 Bonnie Circle, Suite 102, Corona, CA 92880

(3)           The address is 2557 Old Windmill Court, Riverside, CA 92882

(4)           The address is 2621 Green River Road, #77, Corona, CA 92882

(5)           Loretta Vermette is one of our directors.  Includes 43,968 shares held individually, 12,334 shares held in the name of Ms. Vermette and her spouse, 50,000 shares held in the name of The Illingworth Family Trust, and 190,638 shares held in the name of The Illingworth Trust.  Ms. Vermette is the Trustor and Trustee of both Trusts.

(6)           Worth, Inc. is our majority shareholder.  Worth, Inc. is owned by Jon Illingworth, our founder’s father.

(7)           Worth, Inc. holds 523,186 shares of our common stock and 2,706,238 shares of our of our Series A Convertible Preferred Stock.  Each share of our Series A Convertible Preferred may be converted into six (6) shares of our common stock.  Assuming all 2,706,238 shares of Series A Convertible Preferred stock held by Worth, Inc. were converted into common stock, Worth, Inc. would hold a total of 16,760,614 shares of common stock which is greater than 170% of our issued and outstanding shares of our common stock as at October 10, 2011.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from the date of this registration statement and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from the date of this registration statement.

Item 5.                      Directors and Executive Officers,

The following table sets forth, as of the date of this registration statement, the name, age and positions of our officers and directors.

NAME	AGE	POSITION

Natalie Russell	43	Secretary, Chief Financial Officer and Director

James Winsor	50	Chief Executive Officer and Director

Loretta Vermette	68	Director

The background of our directors and executive officers is as follows:

Natalie Russell – Secretary, Chief Financial Officer and Director

Natalie Russell joined the AVT in 2001 as corporate secretary and office manager, bringing over 15 years of accounting and business operations experience.  Ms. Russell currently serves as our Secretary, Chief Financial Officer, Chief Executive Officer and one of our directors.  Prior to AVT she was general office manager and accounting manager at Thompson Building Materials. She was responsible for the overall company’s finance, administration, and payroll for over 150 employees. Natalie also has assisted in raising over 5 million dollars for Nu Gas Technologies in the private venture capital.   Natalie holds a BS in Business Management at the American International University of CA.

James Winsor – Chief Executive Officer and Director

James Winsor is our Chief Engineering Officer and one of our Directors.  Mr. Winsor is primarily responsible for our manufacturing operations and research and development having over 20 years of experience in manufacturing, project management and engineering.  Mr. Winsor has been with us since 2006.  Prior to working for us, Mr. Winsor was employed with Pixel Touch Inc. from February 2003 to April 2006 and for Arral Industries from February 1992 to April of 2006.  Mr. Winsor has a Bachelor of Science degree from California State Polytechnic University, Pomona.

Loretta Vermette – Director

Loretta Vermette is one of our Directors.  Ms. Vermette has been a successful real estate agent for more than 30 years.  She established her real estate career with the prestigious real estate broker Seven Gables Real Estate in Tustin, California. At that time, she specialized in private golf communities of Orange County and established herself by consistently placing in the top 10 percent of California Realtors every year.  Ms. Loretta then joined REMAX Real Estate  marketing downtown condominiums in Orange County, California and became nationally recognized as one of the nation’s top five percent of Realtors as a Certified Residential Specialist in 2003, 2005, 2006 and 2007. Ms. Vermette is the mother of our founder, Shannon Illingworth.

Information about our Board and its Committees.

Audit Committee

We currently do not have an audit committee although we intend to create one as the need arises.  Currently, our Board of Directors serves as our audit committee.

Compensation Committee

We currently do not have a compensation committee although we intend to create one as the need arises.  Currently, our Board of Directors serves as our Compensation Committee.

Advisory Board

Effective February 3, 2009, our board of directors created an advisory board to advise the company in regard to ongoing business operations.  As of the date of this Report, Mr. Shannon Illingworth has been appointed to the Advisory Board.

Item 6.                      Executive Compensation.

The following table sets forth the cash compensation paid to our officers and directors for services rendered, and to be rendered:

Summary Compensation Table

						Non-Equity	Nonqualified	All
Name and					Warrant /	Incentive	Deferred	Other
Principal				Stock	Option	Plan	Compensation	Compen
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	-sation	Total

Natalie Russell	2010	65,000	0	0	100,000	0	0	0	$165,000(1)
Secretary, Chief Financial Officer and Director	2009	65,000	0		100,000	0	0	0	$165,000(1)

James Winsor	2010	75,000	0	0	100,000	0	0	0	$175,000(1)
Chief Executive Officer and Director	2009	75,000	0	0	100,000	0	0	0	$175,000(1)

Loretta Vermette	2010	0	0	0	60,000	0	0	0	$60,000(2)
Chairman	2009	0	0	0	60,000	0	0	0	$60,000(2)

(1)           Represents salary and the exercise of warrants to purchase 100,000 restricted shares of our common stock based on a value of $1.00 per share.

(2)           Represents the exercise of warrants to purchase 60,000 restricted shares of our common stock based on a value of $1.00 per share.

Employment Agreements

On January 1, 2011, we entered into a 12 month employment agreement, at a compensation rate of $5,416 per month, with Natalie Russell to serve as our Secretary, Chief Financial Officer and acting President.  The agreement includes the issuance of a quarterly award of a five (5) year cashless warrant to purchase up to 30,000 shares of the Company’s common stock at an exercise price of $.10 per share.  The agreement automatically renews for an additional 12 month term unless terminated earlier by ether party.

On January 1, 2011, we entered into a 12 month employment agreement, at a compensation rate of $6,250 per month, with James Winsor to act as our Chief Executive Officer.  The agreement includes the issuance of a quarterly award of a five (5) year cashless warrant to purchase up to 30,000 shares of the Company’s common stock at an exercise price of $.10 per share.  The agreement automatically renews for an additional 12 month term unless terminated earlier by ether party. The agreement automatically renews for an additional 12 month term unless terminated earlier by ether party.

Compensation of Directors

We currently compensate our chairman with issuance of a quarterly award of a five (5) year cashless warrant to purchase up to 5,000 shares of the Company’s common stock at an exercise price of $.10 per share.  In the future, we may compensate our directors with cash compensation and for reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business.  From time to time we may request certain members of the board of directors to perform services on our behalf.  In such cases, we will compensate the directors for their services at rates no more favorable than could be obtained from unaffiliated parties.

Item 7. Certain Relationships and Related Transactions and Director Independence.

Mr. Jon Illingworth is the sole officer and director of SWI Trading, Inc.  Our founder, Shannon Illingworth is the son of Jon Illingworth.  Neither our officers, directors, significant shareholders nor promoters are associated with SWI Trading, Inc.

Because the Company was unable to obtain loans from conventional financial institutions, we received loans from SWI Trading, Inc.   As of January 1, 2008, SWI Trading, Inc. had loaned us a total of $897,318, through direct loans and a convertible promissory note for $761,168 dated November 1, 2006.   The convertible promissory note was a zero interest note maturing on January 1, 2007, and replacing all preexisting debt obligations to SWI Trading, Inc.   At the option of the noteholder, the note converted into restricted shares of the Company’s common stock at $.50 per share.  On January 1, 2008, we entered into an agreement with SWI Trading, Inc. whereby SWI agreed to waive repayment of $500,250 of the $897,318 total owed to SWI Trading, Inc. in exchange for the issuance of $1,724,133 restricted shares of our common stock.  In addition, SWI agreed to waive any claim it may have against us for interest due upon the loan, and/or unpaid compensation due for:  services rendered; research and development fees; technology development fees; loan acquisition services and any other claims.

We have repaid the loans received from SWI Trading, Inc. with cash and shares of our common stock.  Neither Shannon Illingworth nor SWI Trading, Inc. has received any property, contracts, options or rights to our securities relating to any SWI Trading, Inc. loans.  We have not received any additional loans from SWI Trading, Inc other than stated above.  However, we have been advised that SWI Trading, Inc. is willing to loan the Company additional funds in the event that such loans are necessary for our operations.

Prior to April, 2008, we identified a Mexican restaurant that was having financial difficulties and we desired to purchase the restaurant with intent of providing cash flow to the Company and supplying Mexican foods for our vending operations.  Unfortunately, the Company did not have sufficient cash to purchase the restaurant and requested that SWI Trading, Inc. purchase the restaurant with the understanding that the Company would purchase the restaurant from SWI Trading, Inc. with our securities.   Accordingly, the restaurant was purchased by SWI Trading, Inc. and on April 9, 2008, the Company purchased the restaurant from SWI Trading, Inc. with payment of 1,000,000 shares of our Series A Convertible Preferred stock.

On January 1, 2009, we entered into a consulting agreement with SWI Trading, Inc. whereby SWI  Trading, Inc. agreed to provide us with corporate structuring services, financing consulting services, research and development and technology development services, loan acquisition services and the use of its line of credit for a monthly fee of $11,620 and 100,000 restricted shares of our common stock paid quarterly.

For purposes of this Form 10, we have considered SWI Trading, Inc. a related person due to its lending and consulting relationship with us.

Item 8.   Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  Our operations are subject to federal, state and local laws and regulations. Other than described in this Item Number, we are not involved in, or the subject of, any pending or existing litigation not arising out of operations in the normal course of business.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is traded on the Pink Sheets (www.pinksheets.com) under the trading symbol “AVTC.PK” The stock price of our stock as has been extremely volatile and an active public market for our common stock may not develop or be sustained.   In addition, the stock market has from time to time experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These kinds of broad market fluctuations may adversely affect the market price of our common stock. For additional information, see “Risk Factors” above.

The following table sets forth the quarterly high and low sale prices of our common stock, as adjusted for the 2 for 1 forward split occurring on August 18, 2011, for the two most recent fiscal years.

	High Sale	Low Sale
Fiscal Quarters	Price	Price

First Quarter 2009	$5.00	$4.00
Second Quarter 2009	$4.50	$3.75
Third Quarter 2009	$4.35	$3.50
Fourth Quarter 2009	$6.75	$3.75
First Quarter 2010	$6.75	$6.00
Second Quarter 2010	$6.45	$5.00
Third Quarter 2010	$5.05	$4.00
Fourth Quarter 2010	$4.45	$3.75

We have never declared or paid cash dividends

As of September 30, 2011, there are approximately 983 holders of record of our common stock.

We have never declared or paid cash dividends on our common stock.  We anticipate that in the future we will retain any earnings for operation of our business.  Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

We currently have no Equity Compensation Plans.  We issue shares of our common stock to our officers and directors pursuant to employment and director agreements.

Item 10.                      Recent Sales of Unregistered Securities.

We have sold unregistered securities to the following accredited investors:

2006
Date of Sale	Purchaser Name	Price ($)	Security	# Shares Sold

1/12/06	Daniel Anguiano	18,750.00	Common Stock	25,000
1/23/06	Rovert Dettle	80,000.00	Common Stock	80,000
1/27/06	Gene Benge	22,500.25	Common Stock	36,667
2/1/06	Mitch Genser	5,000.00	Common Stock	5,000
2/1/06	Lewis Linson	30,000.00	Common Stock	30,000
2/6/06	LT Romankiw	190,000.00	Common Stock	126,667
2/7/06	Diane Ventre	10,000.00	Common Stock	10,000
2/13/06	Marvin Salisbury	7,950.00	Common Stock	10,600
2/13/06	Robert Blanchard	7,500.00	Common Stock	11,667
2/13/06	David Gamache	20,000.00	Common Stock	20,000
2/13/06	Terry Costello	7,500.00	Common Stock	10,001
2/13/06	Richard Alls	15,000.00	Common Stock	10,000
2/16/06	William Popyuk	5,000.00	Common Stock	10,000
2/16/06	Jon Stout	50,000.00	Common Stock	33,334
2/28/06	Kwon Shaikh	175,000.00	Common Stock	175,000
8/4/06	Harry Buehrle	18,500.00	Common Stock	18,500
8/8/06	Kurt Baum	30,000.00	Common Stock	30,000
8/11/06	Ivanna Richardson	25,000.00	Common Stock	25,000
8/17/06	Ron Weisenberger	20,000.00	Common Stock	20,000
8/23/06	Kurt Knecht	125,000.00	Common Stock	125,000
8/23/06	Dennis Marsh	40,000.00	Common Stock	40,000
8/24/06	Chris Harbaugh	6,562.50	Common Stock	13,000
8/29/06	Martyniuk Jaroslaw	30,000.00	Common Stock	30,000
9/1/06	Jon Stout	50,000.00	Common Stock	50,000
9/1/06	Ivanna Richardson	100,000.00	Common Stock	100,000
9/5/06	Kiyoko Kimball	10,000.00	Common Stock	15,000
9/13/06	Kwon Shaikh	58,250.74	Common Stock	58,251
9/13/06	Jon Stout	50,000.00	Common Stock	50,000
9/21/06	Tedd Pedersen	20,000.00	Common Stock	20,000
9/21/06	Bud Myers	50,000.00	Common Stock	50,000
9/21/06	Kurt Knecht	40,126.75	Common Stock	73,334
9/26/06	Ray Ready	10,000.00	Common Stock	10,000
9/26/06	Jeanelle Washburn	5,000.00	Common Stock	5,000
9/26/06	Options in Simplicity	15,000.00	Common Stock	15,000

2007
Date of Sale	Purchaser Name	Price ($)	Security	# Shares Sold

2/22/07	Ellen Epstein	15,000.00	Note
3/22/07	Ellen Epstein	15,000.00	Note
3/22/07	John Dawson	25,000.00	Note
3/29/07	Charles Weber	10,000.00	Note
3/29/07	David Eaton	15,000.00	Note
4/8/07	John Dawson	50,000.00	Note
4/17/07	Charles Weber	13,333.00	Note
4/20/07	Craig Skott	15,000.00	Note
4/30/07	Kenneth Mork	15,000.00	Note
5/2/07	Kenneth Yarbrough	20,000.00	Note
5/17/07	Gary Fox	15,000.00	Note
5/19/07	Tillie Edelstein	7,500.00	Note
5/24/07	George Hartman	20,000.00	Note
5/25/07	Robert Macias	5,000.00	Note
6/12/07	Jon Stout	50,000.00	Note
6/18/07	Perry Family Trust	15,000.00	Note
7/19/07	Ron Weisenberger	15,000.00	Note
8/13/07	Terry Nordsieck Living Trust	20,000.00	Note
8/21/07	James King	7,500.00	Note
8/29/07	Ralph Eschenbach	30,000.00	Note
9/13/07	Gary Fox	15,000.00	Note
9/28/07	Eugene Zack	10,000.00	Note
10/17/07	Ian Ihnatowycz	700,000.00	Note
10/17/07	Ian Ihnatowycz	50,000.00	Note
11/2/07	Jon Stout	50,000.00	Note
12/13/2007	John Blasingame	111,621.00	Note

3/31/07	Richard Kahle	100,000.00	Common Stock	100,000
4/2/07	Bern Mendenhall	10,000.00	Common Stock	10,000
5/17/07	Bern Mendenhall	10,000.00	Common Stock	10,000
5/24/07	Stuart Feick	100,000.00	Common Stock	181,818
6/1/07	Diane Wendin	50,000.00	Common Stock	90,909
6/21/07	Jane Cantor	50,000.00	Common Stock	90,909
7/2/07	Stuart Feick	50,000.00	Common Stock	90,909
7/11/07	Stuart Feick	50,000.00	Common Stock	90,909
7/16/07	Anita Tremain	50,000.00	Common Stock	90,909
7/27/07	Meg Aliano	15,000.00	Common Stock	27,273
8/17/07	William Blundin	30,000.00	Common Stock	54,545
8/27/07	Diane Wendin	50,000.00	Common Stock	90,909
9/4/07	Anita Tremain	50,000.00	Common Stock	90,909
9/4/07	Jane Cantor	50,000.00	Common Stock	90,909
9/21/07	Stuart Feick	50,000.00	Common Stock	90,909
9/28/07	David Stillwell	10,000.00	Common Stock	18,182
10/8/07	David Stillwell	50,000.00	Common Stock	90,909
10/10/07	William Blundin	20,000.00	Common Stock	36,364
10/12/07	Anita Tremain	50,000.00	Common Stock	90,909
10/12/07	Diane Wendin	50,000.00	Common Stock	90,909
10/12/07	Stuart Feick	50,000.00	Common Stock	90,909
10/16/07	David Stillwell	50,000.00	Common Stock	90,909
10/17/07	Lawrence Zaffuto	10,000.00	Common Stock	18,182
10/17/07	Stuart Feick	50,000.00	Common Stock	90,909
10/19/07	Dennis Gardner	20,000.00	Common Stock	36,364
10/24/07	Anita Tremain	50,000.00	Common Stock	90,909
10/24/07	Stuart Feick	50,000.00	Common Stock	90,909
10/25/07	David Silbernagel	20,000.00	Common Stock	36,364
10/30/07	David Stillwell	40,000.00	Common Stock	53,333
11/6/07	Douglas Feick	45,000.00	Common Stock	81,818

12/31/07	SWI Trading, Inc.	Debt Conversion	Preferred Stock	1,200,000

2008
Date of Sale	Purchaser Name	Price ($)	Security	# Shares Sold

1/4/08	Kathleen Sturtevant	25,000.00	Note
2/4/08	Gonzalo Alvarado	25,000.00	Note
2/6/08	Kathleen Sturtevant	50,000.00	Note
4/10/08	Charlene Toth	50,000.00	Note
5/14/08	Donald Kimmel	20,000.00	Note
6/16/08	Bob Long	50,000.00	Note
6/30/08	Robert Donegas	10,000.00	Note
7/1/08	Parnow Invstmnt Fnd	150,000.00	Note
7/3/08	You Benefit/ Beatrice Hart	60,000.00	Note
7/10/08	Eugene Thomas	10,000.00	Note
7/10/08	Richard Engleke	10,000.00	Note
8/8/08	Robert E. Smith	10,000.00	Note
8/14/08	Richard Engleke	20,000.00	Note
8/18/08	Karen Smith	10,000.00	Note
8/19/08	Parnow Invstmnt Fnd	200,000.00	Note
8/21/08	Irene Kost	20,000.00	Note
8/29/08	Donald Kimmel	30,000.00	Note
9/12/08	Gilbert Forester	10,000.00	Note
10/7/08	Joe & Crystalee Bruce	15,000.00	Note
10/10/08	James Savoy	5,000.00	Note
10/23/08	Charles Bogden	25,000.00	Note
10/29/08	Gerhard Martus	25,000.00	Note
11/13/08	Mitch Genser	25,000.00	Note
11/17/08	Max Perry	30,000.00	Note
11/19/08	David P. Schulz	10,000.00	Note
11/19/08	Edward Durban	10,000.00	Note
12/3/08	Stuart Borden	10,000.00	Note
12/9/08	Kyle Gerber	10,000.00	Note
12/10/08	Robert Hilt	10,000.00	Note
12/17/08	Jason Savage	10,800.00	Note

1/29/08	Gonzalo Alvarado	25,000.00	Common Stock	36,514
2/18/08	Dennis Marsh	40,000.00	Common Stock	57,333
4/8/08	Norman Gritton	20,000.00	Common Stock	32,202
4/11/08	Ralph Adams	10,000.00	Common Stock	14,333
5/29/08	Coye Dahlstrom	40,000.00	Common Stock	40,000
5/29/08	Randal Mackintosh	60,000.00	Common Stock	60,000
5/29/08	Marie Mackintosh	100,000.00	Common Stock	100,000
6/6/08	Mr. Maynard	50,000.00	Common Stock	66,667
6/27/08	David Stillwell	25,000.00	Common Stock	35,833
7/3/08	Joan Mazon	50,000.00	Common Stock	50,000
7/3/08	Ken Marston	40,000.00	Common Stock	40,000
7/15/08	David Stillwell	25,000.00	Common Stock	35,833
7/22/08	Ralph Adams	15,000.00	Common Stock	21,500
7/29/08	Curt Mason	10,000.00	Common Stock	12,696
7/30/08	David Silbernagel	50,000.00	Common Stock	66,667
8/12/08	Derek Stillwell	10,000.00	Common Stock	14,333
8/14/08	David Stillwell	50,000.00	Common Stock	66,162
8/18/08	Richard Abe	25,000.00	Common Stock	33,333
8/29/08	Ralph Adams	25,000.00	Common Stock	30,990
9/16/08	George Woloshyn	38,570.00	Common Stock	55,100
9/19/08	George Woloshyn	81,430.00	Common Stock	116,328
11/3/08	Richard Abe	25,000.00	Common Stock	50,000
11/12/08	George Woloshyn	100,000.00	Common Stock	200,000
11/19/08	David Stillwell	25,000.00	Common Stock	25,000
11/20/08	Clinton Fitzgerald	10,000.00	Common Stock	14,440
12/15/08	Clinton Fitzgerald	10,000.00	Common Stock	14,450
12/16/08	Don Kimmel	20,000.00	Common Stock	40,000

12/31/08	SWI Trading, Inc.	Issued as consideration to purchase 100% of the AC Mexican Food, Inc. Restaurant	Preferred Stock	1,000,000

1/1/2009 - 3/31/2009
Date of Sale	Purchaser Name	Price ($)	Security	# Shares Sold

1/8/09	John Knipf	50,000.00	Note
1/12/09	Fred Popper	20,000.00	Note
1/23/09	Edward Durban	10,000.00	Note
1/26/09	Stuart Borden	10,000.00	Note
1/27/09	Richard Engelke	20,000.00	Note
2/4/09	Robert Hilt	10,000.00	Note
2/11/09	David Schulz	10,000.00	Note
2/24/09	George Woloshyn	80,000.00	Note
2/25/09	Richard Abe	20,000.00	Note
3/30/09	Gerhard Duesterhoeft	15,000.00	Note

1/12/09	Fred Popper	10,000.00	Common Stock	21,368
3/5/09	Earl Zack	15,000.00	Common Stock	30,000
3/11/09	Edward Durban	10,000.00	Common Stock	20,000
3/12/09	Ralph Adams	20,000.00	Common Stock	40,000
3/18/09	Ron Weisenburger	20,000.00	Common Stock	40,000
3/23/09	Andre Maynard	60,000.00	Common Stock	75,000
3/27/09	David Stillwell	25,000.00	Common Stock	50,000

4/1/2009 – 6/30/09
Date of Sale	Purchaser Name	Price ($)	Security	# Shares Sold

4/16/09	Gerhard Duesterhoeft	10,000.00	Note
4/17/09	Robert J. Stewart IRA	20,000.00	Note
4/29/09	The Fick Family Tst	20,000.00	Note
4/29/09	Bob Long	50,000.00	Note
4/3/09	Mark Dybvig	10,000.00	Note
6/26/09	The Fick Family Tst	30,000.00	Note

4/13/09	David Stillwell	25,000.00	Common Stock	50,000
4/13/09	Robert D. Long	20,000.00	Common Stock	40,000
6/1/09	Robert D. Long	20,000.00	Common Stock	40,000

7/1/09 – 9/30/09
Date of Sale	Purchaser Name	Price ($)	Security	# Shares Sold

7/06/09	EB Mendenhall	20,000.00	Note
7/17/09	Earl Zack	15,000.00	Note
8/13/09	Al Sanderson	40,000.00	Note
9/10/09	Douglas Kruegar	10,000.00	Note
9/18/09	Pointdexter	100,000.00	Note
9/29/09	Shannon Allan	35,000.00	Note

7/10/09	Richard C. Engelke	10,000.00	Common Stock	20,000
7/14/09	Ron Weisenburger	20,000.00	Common Stock	40,000
7/17/09	George Woloshyn	50,000.00	Common Stock	100,000
7/17/09	Edward J. Durban	10,000.00	Common Stock	20,000
7/28/09	Charlotte P. Engelke	20,000.00	Common Stock	40,000
8/10/09	Al Hickenbotham	10,000.00	Common Stock	20,000
8/21/09	George Woloshyn	40,000.00	Common Stock	80,000
8/24/09	Richard C. Engelke	10,000.00	Common Stock	20,000
8/25/09	Irene Kost	20,000.00	Common Stock	40,000
9/9/09	Dan Breeding	10,000.00	Common Stock	20,000
9/28/09	Stuart M. Benjamin	6,500.00	Common Stock	10,000

10/1/09 – 12/31/09
Date of Sale	Purchaser Name	Price ($)	Security	# Shares Sold

10/13/09	Gerhard Duesterhoeft	5,000.00	Note
10/14/09	Donald Kimmel (Kimmel Family Trust)	25,000.00	Note
12/07/09	Kenneth Thomson	25,000.00	Note
12/08/09	Gert Grobler	9,985.00	Note
12/11/09	David Stillwell	25,000.00	Note
12/14/09	Paul Morgan	50,000.00	Note
12/15/09	Jake Hunsaker	75,000.00	Note
12/16/09	Earl Zack	35,000.00	Note
12/16/09	Thomas Rhodes	300,000.00	Note
12/17/09	Douglas Ayres	200,000.00	Note
12/21/09	Terrace Resources LLC	50,000.00	Note
12/23/09	Bruce A. Smith	25,000.00	Note
12/29/09	Richard Evett	50,000.00	Note

10/01/09	Anwar Ali	$6,500.00	Common Stock	10,000
10/12/09	Kyle Gerber	100,000.00	Common Stock	200,000
10/15/09	Samuel Gerber	25,000.00	Common Stock	45,455
11/05/09	Craig Skott	25,000.00	Common Stock	45,455
11/12/09	Kurt Mauer	25,666.59	Common Stock	46,000
11/19/09	Neal Bhatia	10,000.00	Common Stock	18,182
12/02/09	Richard Kahle	35,000.00	Common Stock	70,000
12/03/09	Michael Hankins	50,000.00	Common Stock	100,000
12/04/09	Mike Hopkins	50,000.00	Common Stock	100,000
12/04/09	Samuel Gerber	25,000.00	Common Stock	45,454
12/07/09	Blake Barns	25,000.00	Common Stock	45,455
12/08/09	Michael Louscher	37,500.00	Common Stock	68,182
12/09/09	Gert Grobler	20,385.00	Common Stock	37,064
12/09/09	John Phalen	55,000.00	Common Stock	100,000
12/09/09	David Holle	35,000.00	Common Stock	70,000
12/11/09	Blake Barns	50,000.00	Common Stock	90,910
12/11/09	Blake Barns	25,000.00	Common Stock	45,455
12/11/09	Mike Lopez	10,000.00	Common Stock	18,182
12/11/09	Carl Guerra	10,000.00	Common Stock	18,182
12/14/09	Paul Morgan	50,000.00	Common Stock	90,909
12/14/09	Debra Butler	40,959.00	Common Stock	74,471
12/16/09	Richard Kahle	30,000.00	Common Stock	60,000
12/17/09	Craig Skott	18,000.00	Common Stock	32,727
12/17/09	Richard Engelke	25,000.00	Common Stock	38,462
12/18/09	Kevin Prendiville	100,000.00	Common Stock	166,667
12/22/09	Richard Kahle	35,000.00	Common Stock	70,000
12/23/09	Angelo Besbekos Trust	12,500.40	Common Stock	22,728
12/23/09	Maria Besbekos Trust	12,500.40	Common Stock	22,728
12/23/09	Katherine Besbekos Trust	25,000.25	Common Stock	45,455
12/23/09	Spiro Besbekos Trust	25,000.25	Common Stock	45,455
12/29/09	Neal Bhatia	10,000.00	Common Stock	20,000

01/01/2010 - 03/31/2010
Date of Sale	Purchaser Name	Price	Security	# of Shares Sold
01/11/10	John Hubbs	$25,000.00	Common Stock	33,333
01/14/10	Irene Tcholokhin	$12,500.00	Common Stock	16,667
01/20/10	David Wunsch	$36,000.00	Common Stock	60,000
01/20/10	Solange Ohana	$36,000.00	Common Stock	60,000
01/21/10	Linda Zanze	$20,000.00	Common Stock	36,364
01/26/10	Scott Ohana	$36,000.00	Common Stock	60,000
02/02/10	Donovan Working	$50,000.00	Common Stock	66,667
02/04/10	Carol Vogt	$12,732.38	Common Stock	23,150
02/08/10	Blake Barnes	$25,000.00	Common Stock	38,462
02/11/10	Kent W. Rash	$15,000.00	Common Stock	23,077
02/19/10	David Wall	$10,000.00	Common Stock	13,333
02/24/10	Paul Edwards	$25,000.00	Common Stock	35,714
03/01/10	Richard Kahle	$20,000.00	Common Stock	30,769
03/17/10	Andre Maynard	$45,000.00	Common Stock	60,000
03/18/10	Craig Skott	$19,000.00	Common Stock	35,545

01/06/10	William Stinchfield	$30,000.00	Note
01/07/10	Meynardo J. Ascio	$50,000.00	Note
01/12/10	Richard Fick	$20,000.00	Note
01/19/10	Carrie Mork	$15,000.00	Note
01/19/10	Kenneth Mork	$15,000.00	Note
01/21/10	Lara Ohana (Sterling Trust)	$19,000.00	Note
02/03/10	Richard Evett	$30,000.00	Note
03/03/10	Donald Kimmel	$25,000.00	Note

04/01/2010 – 06/30/2010
Date of Sale	Purchaser’s Name	Price	Security	# of Shares Sold

04/01/10	Thomas A. Caruso	$120,480.00	Common Stock	172,114
04/16/10	Kathleen M. Mueller	$12,000.00	Common Stock	16,000
04/26/10	Dana J. Bruns	$20,000.00	Common Stock	26,667
05/04/10	Thomas A. Caruso	$490.00	Common Stock	743
05/10/10	Gabriel Pizano	$30,000.00	Common Stock	40,000
05/12/10	Christa McCann	$6,000.00	Common Stock	8,000
05/18/10	Christa McCann	$5,970.00	Common Stock	8,000
05/19/10	Robert Burki	$6,000.00	Common Stock	8,000
05/21/10	Robert Burki	$6,000.00	Common Stock	8,000
06/09/10	Paula Greco	$9,695.00	Common Stock	12926
04/01/10	Thomas A. Caruso	$120,480.00	Common Stock	172,114
04/16/10	Kathleen M. Mueller	$12,000.00	Common Stock	16,000

04/01/10	Sylvia Ochs	$25,000.00	Note
04/09/10	Griselda M. Ballester	$50,000.00	Note
06/11/10	Stephen Paul Yarosko	$5,000.00	Note
06/11/10	Anthony C. Dematteo	$5,000.00	Note
06/25/10	John Dawson	$20,000.00	Note
04/01/10	Sylvia Ochs	$25,000.00	Note

07/01/2010 - 09/30/2010
Date of Sale	Purchaser Name	Price	Security

8/6/2010	David Peacock (Triple T Dairy Commodities)	$25,000.00	Note
08/10/10	Lucas A. Morea	$200,000.00	Note
08/30/10	Fernando J. Negro	$50,000.00	Note
09/02/10	Kevin T. Hamilton	$25,000.00	Note
09/29/10	Samuel Gerber	$50,000.00	Note
10/27/10	Francis D. Rosenberger	$25,000.00	Note

10/01/2010 - 12/31/2010
Date of Sale	Purchaser Name	Price	Security

11/12/09	Kurt Mauer	$25,666.59	Common Stock
11/22/10	Stephen & Cheryl Gough	$25,000.00	Common Stock

10/27/10	Francis D. Rosenberger	$25,000.00	Note
11/15/10	David Silbernagel	$50,000.00	Note
12/07/10	Richard Abe	$25,000.00	Note
12/17/10	Harry Schwartz	$20,000.00	Note
12/17/10	Francis D. Rosenberger	$25,000.00	Note

01/01/2011 - 03/31/2011
Date of Sale	Purchaser Name	Price	Security	# of Shares Sold

01/26/10	Scott Ohana	$36,000.00	Common Stock	60,000
03/29/10	David Schneider	$10,000.00	Common Stock	18,182
05/18/10	Paula Greco	$ 9,695.00	Common Stock	12,927
11/15/10	Nancy Caruso	$25,134.21	Common Stock	50,268
11/15/10	Thomas Caruso	$15,408.86	Common Stock	30,818
02/17/11	Samuel Gerber	$50,000.00	Common Stock	10,000
02/22/11	Donavon Working	$42,857.00	Common Stock	7,143
03/14/11	Richard Abe	$20,000.00	Common Stock	4,000
03/15/11	Merle & Onna Ready	$30,000.00	Common Stock	6,400

01/07/11	Claude W. Drake Jr.	$50,000.00	Note
02/11/11	Ralph Adams	$40,000.00	Note
03/17/11	Donald Hotter	$20,000.00	Note

04/01/2011 - 06/30/2011
Date of Sale	Purchaser Name	Price	Security
04/06/11	Donald Kimmel	$25,000.00	Note
04/14/11	Gregory Pearson	$25,000.00	Note
04/15/11	Richard Abe	$25,000.00	Note
04/19/11	John Knipf	$25,000.00	Note
04/25/11	Donavon Working	$25,000.00	Note
04/29/11	Travis Poindexter	$50,000.00	Note
04/29/11	Michael Hankins	$50,000.00	Note
05/04/11	EB Mendenhall	$25,000.00	Note

07/01/2011 - 09/30/2011
Date of Sale	Purchaser Name	Price	Security
09/16/11	Robert Burki	$50,000.00	Note

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D as transactions by an issuer not involving any public offering.  The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

We intend to use the proceeds from sale of the securities for the purchase of equipment for vending operations, vending machines, supplies and payroll for 0perations, professional fees, and working capital.

           There were no underwritten offerings employed in connection with any of the transactions set forth above.

Item 11.                      Description of Registrant’s Securities to be Registered.

The following description of our capital stock is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, and by the applicable provisions of California law.

Our authorized capital stock consists of 110,000,000 shares of stock consisting of (i) 100,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) of which 9,529,343, shares are issued and outstanding as of September 30, 2011, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”) of which 2,706,238 shares have been issued. Stockholders do not have any preemptive or subscription rights to purchase shares in any future issuance of our common stock.

Common Stock

The Board of Directors is authorized to issue 100,000,000 shares of common stock, of which 9,529,343 shares are issued and outstanding as of September 30, 2011.  Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has any preemptive right to subscribe for any of our securities. Upon our dissolution, liquidation or winding up, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

Dividend Policy

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors.  We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds for use in our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by the discretion of our Board of Directors and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects and such other factors as our Board of Directors may deem relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power.   The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the board of directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

 Preferred Stock

The Board of Directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and the Board of Directors may fix the rights, preferences and designations thereof.  At this time the Board of Directors has designated 3,000,000 shares of our preferred stock as Series A Convertible Preferred Stock of which 2,706,238 shares are issued and outstanding as of September 30, 2011.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Conversion Rights

Each share of our Series A Preferred Stock may be convertible, at the option of the holder thereof and subject to notice requirements described herein, at any time, into six (6) shares of our common stock.

Liquidation Preference

The holders of our Series A Convertible Preferred Stock are entitled to receive, prior to the holders of the other series of our  Preferred Stock and prior and in preference to any distribution of our assets or surplus funds to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $0.37 per share with respect to each share of Series A Convertible Preferred Stock, plus all declared but unpaid dividends with respect to such share.

Voting Rights

Except as otherwise required by law, the holders of our Series A Convertible Preferred Stock vote; (i) as a single class and shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Convertible Preferred Stock held by such holder, (b) the number of issued and outstanding shares of our Series A Convertible Preferred Stock and Common Stock as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.00000025; and (ii) the holders of our Common Stock shall have one vote per share of Common Stock held as of such date.

Item 12.                      Indemnification of Directors and Officers.

Nevada Statutes

Section 78.7502 of the Nevada Revised Statutes, as amended, provides for the indemnification of the Company’s officers, directors, employees and agents under certain circumstances as follows:

“1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)           Is not liable pursuant to NRS 78.138; or
(b)
Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)           Is not liable pursuant to NRS 78.138; or
(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Section 78.751 of the Nevada Revised Statutes describes the authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses as follows:

“1.  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)           By the stockholders;
(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)           Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.”

Charter Provisions

Our Amended Articles of Incorporation provide for indemnification of our officers and directors as follows:

SEVENTH.  No director or shareholder shall be personally liable to the corporation or its shareholders for money damages except as provided in the Nevada Revised Statues.

Bylaws

Our bylaws provide for the indemnification of our officers and directors as follows:

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES,
AND OTHER AGENTS

Section 1                      ACTIONS OTHER THAN BY THE CORPORATION.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section2                                ACTIONS BY THE CORPORATION.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 3                      SUCCESSFUL DEFENSE.  To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 4                      REQUIRED APPROVAL.  Any indemnification under Sections 1 and 2, unless ordered by a court or advanced pursuant to Section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum  consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 5                      ADVANCE OF EXPENSES.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 6                      OTHER RIGHTS.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VI:

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 2 or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 7                      INSURANCE.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

Section 8                      RELIANCE ON PROVISIONS.  Each person who shall act as an authorized representative of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

Section 9                      SEVERABILITY.  If any of the provisions of this Article are held to be invalid or unenforceable, this Article shall be construed as if it did not contain such invalid or unenforceable provision and the remaining provisions of this Article shall remain in full force and effect.

Section 10                      RETROACTIVE EFFECT.  To the extent permitted by applicable law, the rights and powers granted pursuant to this Article VI shall apply to acts and actions occurring or in progress prior to its adoption by the board of directors.

Agreements

Pursuant to compensation agreements with selected officers and directors, we have agreed, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the company.

Item 13. Financial Statements and Supplementary Data.

Please see our financial statements attached to the end of this registration statement.

Item 14.                      Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

As required by item 304 of regulation S-K, the PCAOB revoked the registration of our prior auditor Larry O’Donnell.  Our financial statements for the years audited by Mr.  O’Donnell have been re-audited by Malcolm L. Pollard, Inc.  On or about September 30, 2011, Mr. Pollard notified us that he was retiring from practice. On October 20, 2011, our Board of Directors approved Hamilton PC, 2121 S. Oneida Street, Suite 312, Denver, Colorado 80224, (303) 548-8072, as our primary auditor.

Item 15.                       Financial Statements and Exhibits

a.           Financial Statements

We have included the following financial statements and notes with this registration statement:

1.           Audited Financial Statements and Notes for the years ended December 31, 2008 and December 31, 2009.

b.           Exhibits

	Exhibit	Form	Filing	Filed with
Exhibits	#	Type	Date	This Report

Certificate of Incorporation filed with the Secretary of State of Delaware on February 25, 1969.	3.1	10	8/14/2008

Certificate of Amendment filed with the Secretary of State of Delaware on December 16, 1985.	3.2	10	8/14/2008

Certificate of Amendment filed with the Secretary of State of Delaware on March 5, 1987.	3.3	10	8/14/2008

Certificate of Amendment filed with the Secretary of State of Delaware on February 11, 1991.	3.4	10	8/14/2008

Certificate of Renewal filed with the Secretary of State of Delaware on January 14, 2005.	3.5	10	8/14/2008

Certificate of Amendment filed with the Secretary of State of Delaware on September 22, 2005.	3.6	10	8/14/2008

Amended and Restated Certificate of Amendment of Incorporation filed with the Secretary of State of Delaware on April 28, 2006.	3.7	10	8/14/2008

Articles of Incorporation filed with the Nevada Secretary of State on September 24, 2007.	3.8	10	8/14/2008

Certificate of Amendment filed with the Nevada Secretary of State on November 30, 2007.	3.9	10	8/14/2008

Certificate of Merger filed with the Secretary of State of Delaware on December 11, 2007.	3.10	10	8/14/2008

Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock filed with the Nevada Secretary of State on March 5, 2008.	3.11	10	8/14/2008

Amended and Restated Bylaws dated March 12, 2008.	3.12	10	8/14/2008

Consulting Agreement effective October 1, 2006 between Automated Vending Technologies, Inc. and Star Capital.	10.1	10	8/14/2008

Consulting Agreement effective January 1, 2006, Between Automated Vending Technologies, Inc. and SWI Trading, Inc.	10.2	10	8/14/2008

Employment Agreement effective May 1, 2006, by and between Automated Vending Technologies, Inc. and James Winsor.	10.3	10	8/14/2008

Employment Agreement effective as of January 1, 2006 by and between Automated Vending Technologies, Inc., and Natalie Bishop.	10.4	10	8/14/2008

Lease Agreement effective January 1, 2007 by and between AVT, Inc. and SWI Trading, Inc.	10.5	10	8/14/2008

Employment Agreement effective as of January 1, 2008 by and between AVT, Inc. and Natalie Russell.	10.6	10	8/14/2008

Employment Agreement effective January 1, 2008, by and between AVT, Inc. and James Winsor.	10.7	10	8/14/2008

Consulting Agreement effective January 1, 2008, by and between AVT, Inc. and Star Capital IR Corp.	10.8	10	8/14/2008

Consulting Agreement effective January 1, 2008, by and between AVT, Inc. and SWI Trading, Inc. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)	10.9	10	8/14/2008

Consulting Agreement effective March 1, 2008, by and between AVT, Inc. and SNI Innovations, Inc.	10.10	10	8/14/2008

Consulting Agreement effective September 1, 2008, by and between AVT, Inc. and Star Capital IR Corp.	10.11	10/A-1	2/24/2009

Agreement and Plan of Merger dated December 3, 2007 by and between Automated Vending Technologies, Inc. and AVT, Inc.	10.12	10/A-1	2/24/2009

Consulting Agreement effective January 1, 2008, by and between AVT, Inc. and SWI Trading, Inc.	10.13	10/A-2	7/29/09

Employment Agreement effective as of January 1, 2009 by and between AVT, Inc. and Natalie Russell.	10.14	10/A-1	2/24/2009

Employment Agreement effective January 1, 2009, by and between AVT, Inc. and James Winsor.	10.15	10/A-1	2/24/2009

SWI Trading, Inc, note effective November 1, 2006	10.16	10/A-2	7/2/09

SWI Trading Loan Cutback Agreement dated January 31, 2008	10.17	10/A-3	11/19/2009

Consulting Agreement effective September 1, 2009, by and between AVT, Inc. and Star Capital IR Corp.	10.18	10/A-3	11/19/2009

Employment Agreement effective as of January 1, 2010 by and between AVT, Inc. and Natalie Russell.	10.19	10/A-6	10/12/2010

Employment Agreement effective January 1, 2010, by and between AVT, Inc. and James Winsor.	10.20	10/A-6	10/12/2010

Consulting Agreement effective as of January 1, 2010, between AVT, Inc. and Spiro Marketing.	10.21			X

Consulting Agreement effective as of January 1, 2011, between AVT, Inc. and Spiro Marketing, Inc.	10.22			X

Consulting Agreement effective as of January 1, 2011, between AVT, Inc. and Worth, Inc.	10.23			X

Employment Agreement effective as of January 1, 2011, by and between AVT, Inc. and Natalie Russell.	10.24	10-K	3/22/2011

Employment Agreement effective January 1, 2011, by and between AVT, Inc. and James Winsor.	10.25	10-K	3/22/11

Code of Ethics	14.1	10	8/14/2008

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AVT, INC.

Date:  November 23, 2011

/s/ Natalie Russell
________________
By:  Natalie Russell
Its:  President

AVT, INC.
TABLE OF CONTENTS
Page No.
Financial Information
Condensed Financial Statements

Consolidated Balance Sheets - Nine months ended September 30, 2011 and December 31, 2010	F-2

Consolidated Statements of Operations - Three months ended September 30, 2011	F-3

Consolidated Statements of Shareholders' Equity - Three months ended September 30, 2011	F-4

Consolidated Statements of Cash Flows - Three months ended September 30, 2011	F-5

Notes to Consolidated Financial Statements	F-6

AVT, Inc.
Consolidated Balance Sheet
	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$215,519	$278,217
Accounts receivable,	2,261,091	1,100,876
Inventory, net	2,958,668	2,462,708
Other current assets	201,683	177,216
Total current assets	5,636,961	4,019,017

Property and equipment, net	4,519,710	4,519,711
Intangibles, net	9,464,803	9,748,147
Goodwill	1,048,865	1,048,865
Other assets	1,497,853	1,493,767
Less: accumulated depreciation	(2,304,832)	(2,000,448)
Total assets	19,863,360	18,829,059

Liabilities and Shareholders' equity
Current liabilities:
Accounts payable	231,855	11,250
Other current liabilities	687,565	1,107,825
Total current liabilities	$919,420	$1,119,075

Long-term liabilities:
Long-term debt	281,984	277,834
Notes payable	453,506	1,062,408
Total long-term liabilities	735,490	1,340,242
Total Liabilities	1,654,910	2,459,317

Shareholders' equity
Preferred stock , Authorized shares	2,706	2,278
Common stock, $.001 par value: Authorized shares 100,000,000;
Issued and outstanding shares - 9,529,343, respectively	25,106	25,192
Additional paid in capital	24,448,302	22,912,230
Accumulated deficit	(6,267,664)	(6,569,958)
Total shareholders' equity	18,208,450	16,369,742
Total liabilities and shareholders' equity	$19,863,360	$18,829,059

F-2
See accompanying notes.

AVT, Inc.
Consolidated Statements of Operations

	3 months ended	3 months ended	9 months ended	9 months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Revenues:
Vending products sales	$265,356	$323,333	$731,850	$856,061
Manufacturing machine sales	1,773,723	1,288,557	5,021,175	2,364,745
Non-vending	158,320	186,362	516,498	550,911
Total revenues	2,197,399	1,798,252	6,269,523	3,771,717

Cost of vending products	146,864	132,513	442,022	385,838
Cost of manufacturing	514,717	487,525	1,811,820	862,001
Cost of non-vending	55,745	64,808	193,179	193,844
Cost of sales	717,326	684,846	2,447,021	1,441,683
Gross profit	1,480,073	1,113,406	3,822,502	2,330,034

Operating expenses:
General and administrative	894,254	673,293	2,667,991	2,083,932
Depreciation and amortization	232,239	189,864	670,797	546,188
Total operating expenses	1,126,493	863,157	3,338,788	2,630,120

Other income (expense):
Interest expense	96,001	60,455	181,420	217,345
Provision for Income Taxes	0	0	0	0
Total other income (expense), net
Net Income	$257,579	$189,794	$302,294	$(517,431)

Net income per share - basic	$0.01	$0.01	$0.01	$0.01
Net income per share - diluted	$0.01	$0.01	$0.01	$0.01
Average shares outstanding	9,529,343	35,535,459	9,529,343	35,535,459
Weighted average shares outstanding	27,421,056	50,713,365	27,421,056	50,713,365

F-3
See accompanying notes.

AVT, Inc.
Consolidated Statement of Shareholders' Equity

								Total
		Preferred Stock		Common Stock		Additional	Accumulated	Stockholders'
		Shares	Amount	Shares	Amount	Paid In Capital	Deficit	Equity
Balance at December 31, 2008		2,033,333	2,200	2,114,962	20,629	18,646,914	(6,553,513)	12,116,230

Issuance of common stock				507,656	1,986	1,682,389		1,684,375

Common stock issued for interest on notes payable				1,353

Issuance of common stock for conversion of notes payable				94,954	625	625,375		626,000

Net Income (Loss) for the year ended December 31,2009							(38,636)	(38,636)
								0
Balance at December 31, 2009		2,033,333	2,200	2,718,925	23,240	20,954,678	(6,592,149)	14,387,969

Issuance of common stock				859,511	808	814,723		815,531

Common stock issued for interest on notes payable				5,584	14	13,959		13,973

Issuance of preferred stock		244,798	78					78

Issuance of common stock for conversion of notes payable				160,123	1,130	1,128,870		1,130,000

Net Income (Loss) for the year ended December 31, 2010							22,191	22,191

Balance at December 31, 2010		2,278,131	2,278	3,744,143	25,192	22,912,230	(6,569,958)	16,369,742

Issuance of common stock				89,112	143	142,857		143,000

Common stock issued for interest on notes payable				1,620	9	9,750		9,759

Issuance of preferred stock		262,467	262					262

Issuance of common stock for conversion of notes payable				236,179	132	132,515		132,647

Net Income (Loss) for the period ended March 31, 2011							9,916	9,916

Balance at March 31, 2011		2,540,598	2,540	4,071,054	25,476	23,197,352	(6,560,042)	16,665,326

Issuance of common stock				69,878				0

Common stock issued for interest on notes payable				1,993				0

Issuance of preferred stock		88,889	89					89

Issuance of common stock for conversion of notes payable				164,994	-1,106	1,169,079		1,167,973

Net Income (Loss) for the period ended June 30, 2011							34,799	34,799

Balance at June 30, 2011		2,629,487	2,629	4,307,919	24,370	24,366,431	(6,525,243)	17,868,187

Issuance of common stock				5,187,743	655			655

Common stock issued for interest on notes payable				3,309				0

Issuance of preferred stock		76,751	77					77

Issuance of common stock for conversion of notes payable				30,372	81	81,871		81,952

Net Income (Loss) for the period ended September 30, 2011							257,579	257,579

Balance at September 30, 2011	*	2,706,238	2,706	9,529,343	25,106	24,448,302	(6,267,664)	18,208,450

* Reflects forward split

F-4
See accompanying notes.

AVT, Inc.
Consolidated Statements of Cash Flows

		September 30, 2011		September 30, 2010
Operating activities:
Net income		$257,579		$189,794
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation/ Amortization		41,416		189,864
Changes in operating assets and liabilities:
Accounts receivable		611,854		(517,021)
Inventory		(1,156,967)		(408,779)
Accrued expenses and other assets		(164,115)		257,076
Accounts payable		193,582		(43,178)
Net cash used in operating activities		(216,651)		(332,244)

Investing activities
Purchases of property and equipment, net		139,115		(256,612)
Net cash used in investing activities		139,115		(256,612)

Financing activities
Net proceeds from payments on notes payable		(18,788)		(199,750)
Equipment Leases		71,528		(33,875)
Proceeds from the issuance of common stock		82,684		824,794
Net cash provided by (used in) financing activities		135,424		591,169

Net increase (decrease) in cash and cash equivalents		57,888		2,313
Cash, beginning of year		157,631		284,712
Cash, end of year		$215,519		$287,025

Supplemental disclosures of cash flow information:
Cash paid for interest		$116,001		$60,455
Income taxes	$		$

F-5
See accompanying notes.

AVT, Inc.
Notes to Consolidated Financial Statements

1.   Accounting Policies

Business

AVT, Inc. (the “Company”, “We” or “Our”) was originally incorporated under the laws of the State of Delaware on February 26, 1969, as Infodex, Inc., The Company was renamed to Midwest Venture Group, Inc. in March 2005. The Company then changed its name to Automated Vending Technologies, Inc. in September 2005 to better reflect our primary operations as a machine manufacturer as well as vending route distribution.  In January, 2008, the Company changed its state of domicile to Nevada, at that time we became AVT, Inc.  AVT has grown due to their innovative technologies, integration of new types of hardware and software, and creative designs.  Examples include solutions for wireless management of remote vending, methods for controlling vending machines, biometric fingerprint recognition systems, full-scale automated retailing centers and custom systems.

In April 2008, the Company acquired 100% of the outstanding common stock of AC Mexican Food, Inc. dba Jalapeno’s Mexican food restaurant.

Interim Financial Information

The accompanying audited consolidated financial statements of AVT, Inc. have been prepared in accordance with the United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q.  In the opinion of management, all adjustments considered necessary for a fair presentation, consisting of normal recurring adjustments, have been included.  Operating results for the three month period ended September 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

The Company has incurred losses at times. The Company’s ability to meet its future obligations is dependent upon the success of its products in the market and capital resources.  Until the Company’s products can generate sufficient operating revenues, the Company will be required to use its cash and cash equivalents on hand, as well as raise capital to meet its cash flow requirements including the issuance of Common Stock.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and it’s wholly- owned subsidiary, AC Mexican Food dba Jalapeno’s.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents represent all highly liquid investments with original maturities of three months or less.  Cash equivalents are comprised of certificates of deposit.  The Company maintains its cash in bank accounts, which may exceed federally insured limits at times.

Inventory

Inventory consists of finished goods and vending products.  The Company’s inventory is stated at the lower of cost (average cost basis) or market.

	September 30, 2011	September 30, 2010
Food products	$ 169,443	$ 54,522
Machine inventory	$1,682,436	$1,070.808
Parts inventory	$1,092,071	$575,276
Machine change	$ 14,718	$ 16,063
	$2,958,668	$1,716,669

Income Taxes

No provision for income taxes has been made for the three months ended September 30, 2011 and 2010 given the Company’s losses in prior years and available net operating loss carry forwards.  A benefit has not been recorded as the realization of the net operating losses is not assured and the timing in which the Company can utilize its net operating loss carry forwards in any year or in total may be limited by provisions of the Internal revenue Code regarding changes in ownership of corporations.

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted SFAS No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 relates to financial assets and financial liabilities.

In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until January 1, 2009 for calendar year-end entities.

SFAS 157 defines fair value, establishes a framework for measuring fair value in the U.S. generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This standard is now the single source in GAAP for the definition of fair value, except for the fair value of leased property as defined in SFAS 13. SFAS 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions, about market participant assumptions, that are developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

2.   Long- Term Debt/ Liabilities

Current Liabilities

Our current liabilities consist of payroll liabilities of $96,303, accounts payable of $231,855, investor notes of $505,000 and other current liabilities of $86,262.

Long Term Liabilities

Long term liabilities include investor notes of $453,506.  We have long term equipment leases totaling $281,984.

Lease Account	September 2011	Dec. 2012
Falcon 241414	$ 13,715	$ 0
Falcon 21430	$ 13,707	$ 0
De Lage	$ 7,740	$ 0
Firestone 528916	$ 11,728	$ 2,123
Chrysler	$ 14,790	$ 0
GMAC	$ 37,850	$23,292
GMAC	$ 17,350	$ 0
GMAC	$ 11,333	$ 4,250
America Leasing	$ 17,195	$ 0
Ally Financial	$ 32,376	$ 26,162
Firestone	$104,200	$ 42,903
	$281,984	$ 98,730

The Notes are redeemable at the option of the holder, in whole or part, at any time from issuance date until up to twelve months from issue date, into such number of fully paid and non- assessable shares of common stock, as of such date that the Holder elects to convert by (y) a number which is 75% of the average Closing Price for the immediate preceding 10 Trading Days; or at any time from a date which is after 12 months from the Issuance Date up to a date which is 24 months from the Issuance date a number which is 85% of the average Closing Price for the immediate preceding 10 Trading Days; or at any time from a date which is after 24 months from the Issuance Date up to the Maturity Date a number which is 90% of the average Closing Price for the immediate preceding 10 Trading Days; or Mandatory Conversion  at any time following the date in which the closing price of the Maker’s Common Stock exceeds $1.50 for a period of ten (10) consecutive trading day.  Interest on the Notes is payable quarterly on the 15th of the following month that was earned.

3.   Shareholders’ Equity

Common Stock

On March 2, 2011, the majority of the Company’s shareholders approved the resolution of the Company’s board of directors to amend the Company’s articles of incorporation to reverse split the Company’s common stock on a 1 for 10 basis.  All fractional shares were rounded up. Shares issued prior to March 2011, have been retroactively restated to reflect the impact of the stock split.  Common stock, $.001 par value: 100,000,000 shares authorized: 4,071,054 shares issued and outstanding.

As at September 30, 2010, the Company had 35,535,459 shares of its common stock issued and outstanding.

As at September 30, 2011, the Company had 9,529,343 shares of its common stock issued and outstanding.

Preferred Stock

For the quarter ended March 31, 2008, the Company’s Board of Directors cancelled all issued and outstanding shares of its Series C Convertible Preferred stock and designated 3,000,000 preferred shares as Series A Convertible Preferred Stock, $.001 par value, of which 2,033,333 shares are issued and outstanding as at December 31, 2009.

For the quarter ended June 30, 2008, 166,667 shares of our issued and outstanding Series A Convertible Preferred stock were converted into 1,000,000 shares of our common stock.

For the quarter ended June 30, 2008, we issued SWI Trading, Inc. a total of 1,000,000 shares of our Series A Convertible Preferred stock as payment for the purchase of certain assets and liabilities of AC Mexican Food, Inc., a California corporation.  The Series A Convertible Stock was valued at $.001 par value.

For the quarter ended December 31, 2010, we issued Worth, Inc. a total of 244,798 shares of our Series A Convertible Preferred stock as partial payment consideration of note.

For the quarter ended March 31, 2011, we issued Worth, Inc. a total of 262,467 shares of our Series A Convertible Preferred stock as partial payment consideration of note.

For the quarter ended June 30, 2011, we issued Worth, Inc. a total of 88,889 shares of our Series A Convertible Preferred stock as partial payment consideration of note.

For the quarter ended September 30, 2011, we issued Worth, Inc. a total of 76,751 shares of our Series A Convertible Preferred stock as payment consideration on note.

There are no previsions or circumstances that will require the company to record our Preferred Stock outside permanent equity.

Preferred Stock, $.001 par value: 3,000,000 shares authorized as Series A Convertible Preferred Stock, $.001 par value, of which 2,706,238 shares of Series A Convertible Preferred stock issued and outstanding.

The Series A Convertible Preferred Stock has the following rights and preferences:

Conversion/ Dividend  Rights

Each share of the Series A Preferred Stock may be convertible, at the option of the holder thereof and subject to notice requirements described herein, at any time, into six (6) shares of our common stock.  Holders of our Series A Convertible Preferred Stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors.

Liquidation Preference

The holders of Series A Convertible Preferred Stock are entitled to receive, prior to the holders of the other series of the Company’s Preferred Stock and prior and in preference to any distribution of our assets or surplus funds to the holders of any other shares of stock of the Company by reason of their ownership of such stock, an amount equal to $0.37 per share with respect to each share of Series A Convertible Preferred Stock, plus all declared but unpaid dividends with respect to such share.

Accounts Receivable

Accounts receivable are reported at their outstanding unpaid principle balances. The Company estimates doubtful accounts for accounts receivable and finance receivables based on historical bad debts, factors related to specific customers’ ability to pay and current economic trends.  The Company writes off accounts receivable against the allowance when management determines the balance is uncollectible and the Company ceases collection efforts.  The Company offers extended payment terms to certain customers for equipment sales. The Company provides an allowance for credit losses as discussed above extended receivables are carried at their contractual amount and charged off against the allowance for credit losses when management determines that recovery is unlikely and the Company ceases collection efforts.

Revenue Recognition

The Company records revenue when it is realized, or realizable, and earned.  The company considers these requirements met when persuasive evidence of an arrangement exists, the products or services have been provided to the customer, the sales price is fixed or determinable and collect ability is reasonably assured.

Property and Equipment

Property and equipment are stated at cost.  Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the term of the lease of the related assets, whichever is shorter. Estimated useful lives generally range from 3 to 7 years.
Maintenance and repairs are charged to expense as incurred.  Renewals and improvements of a major nature are capitalized. At the time of the retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gains or losses are reflected in income.

Intangible Assets

Intangible assets are carried at cost and consist of patents, copyrights and certain vending route contracts. Amortization is provided on the straight-line basis over the estimated useful lives of the respective assets, ranging from five to seventeen years.

Goodwill

Goodwill is the excess of cost over the fair value of net assets of businesses acquired.  Goodwill is not amortized but is evaluated for impairment as described below.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with ASC 360, "Property, Plant, and Equipment".  ASC 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.  For the quarters ended September 30, 2011 and 2010, the Company did not deem any of its long-lived assets to be impaired and thus no impairment losses were recorded.

Segment Reporting

Pursuant to Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, (SFAS 131), the Company is required to disclose certain disclosures of operating segments, as defined in SFAS 131. Management has determined that the Company has two (2) segments related to its Vending and Restaurant operations.

Earnings Per Share

Basic earnings per share is computed in accordance with FASB 128 by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

Basic earnings per share take into account only the actual number of outstanding common shares during the period.  Diluted earnings per share take into effect the common shares actually outstanding and the impact of convertible securities, stock options, stock warrants and their equivalents.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)), which replaces SFAS No. 141, Business Combinations, requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This Statement also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values.

SFAS 141(R) makes various other amendments to authoritative literature intended to provide additional guidance or to confirm the guidance in that literature to that provided in this Statement.  This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 141 (R) to have a material impact on our financial statements.

In December 2007, FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (SFAS 160), which amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements.

SFAS 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries not held by the parent to be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. This statement also requires the amount of consolidated net income attributable to the parent and to the non-controlling interest to be clearly identified and presented on the face of the consolidated statement of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest must be accounted for consistently, and when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary must be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any non-controlling equity investment. The Statement also requires entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners.

This Statement applies prospectively to all entities that prepare consolidated financial statements and applies prospectively for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect this to have a significant impact on its financial statements.

4.   Fixed Assets - Property and Equipment

Machines on location	$ 1,097,358
Restaurant equipment	$ 514,300
Building improvements	$ 360,070
Vehicles	$ 602,075
Furniture and equipment	$ 426,378
Manufacturing Machinery	$ 2,481,675
Kiosk	$ 262,866
Computer and software	$ 235,341
$5,980,063
5.   Intangible Assets

Application software

Our intangible assets include the development of system design, proprietary technologies, application software, and customize systems in order to maintain the high degree of market position.  AVT developed proprietary software, requires a methodical approach to the design and continuous evolution, enhancement and system architecture.  Our application software programs, protocols, patents, and intellectual property that pertains to the design and system architecture are all or in part of AVT’s group of key intangible assets.

We acquired the rights to our pending Wireless Management of Remote Vending patent via payment of 3,000,000 restricted shares of the Company’s common stock valued at $1.00 per share and the rights to our pending MultiMedia System, Method for Controlling Vending Machines patent via payment of 1,000,000 restricted shares of the Company’s common stock valued at $1.00 per share.

6.   Business Combination

In April 2008, we purchased 100% of the assets and liabilities of AC Mexican Food, Inc. dba Jalapenos Mexican Food, for a purchase price of 1,000,000 restricted shares of our Series A Convertible Preferred stock.
The asset was valued at $1,000,000 pursuant to the value of fixtures in the restaurant.  The Series A Convertible Preferred stock was arbitrarily valued at $1.00 per share as there is no public market for the Company’s Preferred stock.

Pursuant to FASB 141, the primary purpose of the purchase was to provide an alternative stream for the Company and to provide the Company with the ability to provide Mexican fresh foods in the Company’s vending machines.

Fair Value Option

On January 1, 2008, the Company adopted SFAS No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 provides a fair value option election that allows entities to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities.
Changes in fair value are recognized in earnings as they occur for those assets and liabilities for which the election is made. The election is made on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. The adoption of SFAS 159 did not have a material impact on the Company’s financial statements as the Company did not elect the fair value option for any of its financial assets or liabilities.

7.   Commitments and Contingencies

Indemnities and Guarantees

During the normal course of business, the Company may make certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions.

These indemnities may include certain agreements with the Company’s officers, under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship, agreements with financial institutions in connections with certain of the Company’s notes payable, and agreements with leasing of office space for certain actions arising during the Company tenancy.  The duration of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.

Historically, the Company has not been obligated to make payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

Leases

The Company has various operating lease commitments in connection with its office space and certain equipment.

Legal

The Company may be involved from time to time in claims, lawsuits, and disputes with third parties, actions involving allegations or discrimination or breach of contract actions incidental in the normal operations of the business. The Company is currently not involved in any such litigation or disputes which management believes could have a material adverse effect on its financial position or results of operations.

Voting Rights

Except as otherwise required by law, the holders of the Company’s Series A Convertible Preferred Stock vote; (i) as a single class and shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Convertible Preferred Stock held by such holder, (b) the number of issued and outstanding shares of our Series A Convertible Preferred Stock and Common Stock as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.00000025; and (ii) the holders of our Common Stock shall have one vote per share of Common Stock held as of such date.

F-6

MALCOLM L. POLLARD, INC. 4845 W. LAKE ROAD, # 119 ERIE, PA 16505
Phone: (814)838-8258	FAX: (814) 838-8452

Report of Independent Registered Public Accounting Firm

Board of Directors
AVT, Inc.
Corona, California

We have audited the accompanying balance sheet of AVT, Inc. as of December 31, 2010 and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2010 , the results of its operations, changes in stockholders’ equity, and its cash flows for the year ended December 31, 2010, in conformity with U.S. generally accepted accounting standards.

Malcolm L. Pollard, Inc.
Erie, Pennsylvania
February 25, 2011

AVT, INC.
TABLE OF CONTENTS
Page No.

Report of Independent Registered Public Accounting Firm	F-1

Condensed Balance Sheets	F-2

Consolidated Statements of Income	F-3

Consolidated Statement of Shareholder's Equity	F-4

Consolidated Statements of Cashflow	F-5

AVT, Inc.
Consolidated Balance Sheets
	December 31,	December 31,
	2010	2009
		(As Restated)
Assets
Current assets:
Cash and cash equivalents	$278,217	$1,103,252
Accounts receivable,	1,100,876	912,958
Inventory, net	2,462,708	962,405
Other current assets	177,216	222,158
Total current assets	4,019,017	3,200,773

Property and equipment, net	4,519,711	2,929,984
Intangibles, net	9,748,147	10,103,464
Goodwill	1,048,865	1,048,866
Other assets	1,493,767	842,302
Less: accumulated depreciation	(2,000,448)	(1,691,247)
Total assets	18,829,059	16,434,142

Liabilities and Shareholders' equity
Current liabilities:
Accounts payable	11,250	101,881
Other current liabilities	1,107,825	313,208
Total current liabilities	$1,119,075	$415,089

Long-term liabilities:
Long-term debt	277,834	252,000
Notes payable	1,062,408	1,379,084
Total long-term liabilities	1,340,242	1,631,084
Total Liabilities	2,459,317	2,046,173

Shareholders' equity
Preferred stock , Authorized shares	2,278	2,200
Common stock, $.001 par value: Authorized shares 100,000,000;
Issued and outstanding shares- 37,441,429, respectively	25,192	23,240
Additional paid in capital	22,912,230	20,954,678
Accumulated deficit	(6,569,958)	(6,592,149)
Total shareholders' equity	16,369,742	14,387,969
Total liabilities and shareholders' equity	$18,829,059	$16,434,142

F-2
See accompanying notes.

AVT, Inc.
Consolidated Statements of Operations

	Year Ended	Year Ended
	December 31, 2010	December 31, 2009
		(As Restated)
Revenues:
Vending products sales	$1,240,844	$1,124,001
Manufacturing machine sales	3,592,705	2,411,506
Non-vending	824,593	878,791
Total revenues	5,658,142	4,414,298

Cost of vending products	534,147	571,083
Cost of manufacturing	1,004,421	753,062
Cost of non-vending	234,317	203,338
Cost of sales	1,772,885	1,527,483
Gross profit	3,885,257	2,886,815

Operating expenses:
General and administrative	2,828,598	2,110,603
Depreciation and amortization	740,221	614,787
Total operating expenses	3,568,819	2,725,390

Other income (expense):
Interest expense	294,247	200,061
Provision for Income Taxes	0	0
Total other income (expense), net
Net Income	$22,191	$(38,636)

Net income per share - basic	$0.02	$0.02
Net income per share - diluted	$0.02	$0.02
Average shares outstanding	37,441,429	27,189,261
Weighted average shares outstanding	53,167,666	43,436,579

F-3
See accompanying notes.

AVT, Inc.
Consolidated Statement of Shareholders' Equity

							Total
	Preferred Stock		Common Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid In Capital	Deficit	Equity

Balance at December 31, 2008	2,033,333	2,200	21,149,620	20,629	18,646,914	(6,553,513)	12,116,230

Issuance of common stock			5,076,563	1,982	1,679,004		1,680,986

Common stock issued for interest on notes payable			13,538	4	3,385		3,389

Issuance of common stock for conversion of notes payable			949,540	625	625,375		626,000

Net Income (Loss) for the year ended December 31,2009						(38,636)	(38,636)
							0
Balance at December 31, 2009 (As Restated)	2,033,333	2,200	27,189,261	23,240	20,954,678	(6,592,149)	14,387,969

Issuance of common stock			8,595,102	808	814,723		815,531

Common stock issued for interest on notes payable			55,837	14	13,959		13,973

Issuance of preferred stock	244,798	78					78

Issuance of common stock for conversion of notes payable			1,601,229	1,130	1,128,870		1,130,000

Net Income (Loss) for the year ended December 31, 2010						22,191	22,191

Balance at December 31, 2010	2,278,131	2,278	37,441,429	25,192	22,912,230	(6,569,958)	16,369,742

F-4
See accompanying notes.

AVT, Inc.
Consolidated Statements of Cash Flows

		December 31,		December 31,
		2010		2009
				(As Restated)
Operating activities:
Net income		$22,191		$(38,636)
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation/ Amortization		740,221		614,787
Changes in operating assets and liabilities:
Accounts receivable		(187,917)		(644,128)
Inventory		(1,500,310)		(371,808)
Accrued expenses and other assets		839,564		79,935
Accounts payable		(90,630)		(54,684)
Net cash used in operating activities		(176,881)		(414,534)

Investing activities
Purchases of property and equipment, net		(2,316,893)		251,922
Net cash used in investing activities		(2,316,893)		251,922

Financing activities
Net proceeds from payments on notes payable		(316,676)		618,611
Equipment Leases		25,833		20,449
Proceeds from the issuance of common stock		1,959,582		2,310,375
Net cash provided by (used in) financing activities		1,668,739		2,949,435

Net increase (decrease) in cash and cash equivalents		(825,035)		1,053,405
Cash, beginning of year		1,103,252		49,847
Cash, end of year		$278,217		$1,103,252

Supplemental disclosures of cash flow information:
Cash paid for interest		$294,248		$200,061
Income taxes	$		$

F-5
See accompanying notes.

AVT, Inc.
Notes to Consolidated Financial Statements

1.   Accounting Policies

Business

AVT, Inc. (the “Company”, “We” or “Our”) was originally incorporated under the laws of the State of Delaware on February 26, 1969, as Infodex, Inc.,  the Company was renamed to Midwest Venture Group, Inc. in March 2005. The Company then changed its name to Automated Vending Technologies, Inc. in September 2005 to better reflect our primary operations as a machine manufacturer as well as vending route distribution.  In January, 2008, the Company changed its state of domicile to Nevada, at that time we became AVT, Inc..  Due to the growth of AVTs  technology foundation base, our hardware, software products, business and overall success relies on both innovative and creative designs. These systems include solutions for wireless management of remote vending, method for controlling vending machines and custom systems.

In April 2008, the Company acquired 100% of the outstanding common stock of AC Mexican Food, Inc. dba Jalapeno’s Mexican food restaurant.

Interim Financial Information

The accompanying audited consolidated financial statements of AVT, Inc. have been prepared in accordance with the United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q.  In the opinion of management, all adjustments considered necessary for a fair presentation, consisting of normal recurring adjustments, have been included.

The Company has incurred losses at times. The Company’s ability to meet its future obligations is dependent upon the success of its products in the market and capital resources.  Until the Company’s products can generate sufficient operating revenues, the Company will be required to use its cash and cash equivalents on hand, as well as raise capital to meet its cash flow requirements including the issuance of Common Stock.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly- owned subsidiary, AC Mexican Food dba Jalapeno’s.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents represent all highly liquid investments with original maturities of three months or less.  Cash equivalents are comprised of certificates of deposit.  The Company maintains its cash in bank accounts, which may exceed federally insured limits at times.

Inventory

Inventory consists of finished goods and vending products.  The Company’s inventory is stated at the lower of cost (average cost basis) or market.

	December 31, 2010	December 31, 2009

Food products	$ 74,830	$ 58,769
Machine inventory	$1,513,344	$767,225
Parts inventory	$ 858,471	$120,348
Machine change	$ 16,063	$ 16,063

	$2,462,708	$962,405
Income Taxes

No provision for income taxes has been made for the years ended December 31, 2010 and 2009 given the Company’s losses in prior years and available net operating loss carry forwards.  A benefit has not been recorded as the realization of the net operating losses is not assured and the timing in which the Company can utilize its net operating loss carry forwards in any year or in total may be limited by provisions of the Internal revenue Code regarding changes in ownership of corporations.

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted SFAS No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 relates to financial assets and financial liabilities.

In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until January 1, 2009 for calendar year-end entities.

SFAS 157 defines fair value, establishes a framework for measuring fair value in the U.S. generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This standard is now the single source in GAAP for the definition of fair value, except for the fair value of leased property as defined in SFAS 13. SFAS 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions, about market participant assumptions, that are developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

2.   Long- Term Debt/ Liabilities

Current Liabilities

Other current liabilities consist of payroll liabilities of $58,733, accounts payable of $11,250 shareholder notes of $489,567, notes payable of $534,959 and other current liabilities of $24,566.

Long Term Liabilities

Lease Account	2010	2011
Falcon 241414	$ 25,706.49	$ 9,647.16
Falcon 21430	$ 25,706.49	$ 9,647.16
Falcon 598	$ 21,660.25	$
De Lage 77509	$ 18,445.63	$ 4,130.11
Firestone Financial	$ 16,771.30	$
Firestone 528916	$ 30,193.77	$ 8,454.27
America Corp.	$ 27,555.84	$ 13,836.96
Chrysler Financial	$ 26,891.20	$ 10,756.48
GMAC 28777	$ 46,584.96	$ 34,938.72
GMAC 58335	$ 15,583.34	$ 9,916.70
GMAC 96864	$ 22,733.88	$ 15,554.76
	$277,833.15	$116,882.32

Long term liabilities include investor notes in the amount of $488,135, notes payable of $574,274.  We have long term equipment leases totaling $277,833.   The Notes are redeemable at the option of the holder, in whole or part, at any time from issuance date until up to twelve months from issue date, into such number of fully paid and non- assessable shares of common stock, as of such date that the Holder elects to convert by (y) a number which is 75% of the average Closing Price for the immediate preceding 10 Trading Days; or at any time from a date which is after 12 months from the Issuance Date up to a date which is 24 months from the Issuance date a number which is 85% of the average Closing Price for the immediate preceding 10 Trading Days; or at any time from a date which is after 24 months from the Issuance Date up to the Maturity Date a number which is 90% of the average Closing Price for the immediate preceding 10 Trading Days; or Mandatory Conversion  at any time following the date in which the closing price of the Maker’s Common Stock exceeds $1.50 for a period of ten (10) consecutive trading day.    Interest on the Notes is payable quarterly on the 15th of the following month that was earned.

3.   Shareholders’ Equity

Common Stock

On or about January, 2008, a majority of the Company’s shareholders approved the resolution of the Company’s board of directors to amend the Company’s articles of incorporation to reverse split the Company’s common stock on a 1 for 3 basis.  All fractional shares were rounded up.  Shares issued prior to January, 2008, have been retroactively restated to reflect the impact of the stock split.  Common stock, $.001 par value:  100,000,000 shares authorized: 37,441,429 shares issued and outstanding.

As at December 31, 2009, the Company had 27,189,261 shares of its common stock issued and outstanding.

As at December 31, 2010, the Company had 37,441,429 shares of its common stock issued and outstanding.

Preferred Stock

For the year ended December 31, 2007, we issued 1,200,000 shares of our Series C Convertible Preferred Stock in exchange for cancellation of debt and our obligation to issue shares of our common stock.  The Series C Convertible Stock was valued at $.001 par value.

For the quarter ended March 31, 2008, the Company’s Board of Directors cancelled all issued and outstanding shares of its Series C Convertible Preferred stock and designated 3,000,000 preferred shares as Series A Convertible Preferred Stock, $.001 par value, of which 2,033,333 shares are issued and outstanding as at December  31, 2009.

For the quarter ended June 30, 2008, 166,667 shares of our issued and outstanding Series A Convertible Preferred stock were converted into 1,000,000 shares of our common stock.

For the quarter ended June 30, 2008, we issued SWI Trading, Inc. a total of 1,000,000 shares of our Series A Convertible Preferred stock as payment for the purchase of certain assets and liabilities of AC Mexican Food, Inc., a California corporation.  The Series A Convertible Stock was valued at $.001 par value.

For the quarter ended December 31, 2010, we issued Worth, Inc. a total of 244,798 shares of our Series A Convertible Preferred stock as partial payment consideration of note.

There are no previsions or circumstances that will require the company to record our Preferred Stock outside permanent equity.

Preferred Stock, $.001 par value: 3,000,000 shares authorized as Series A Convertible Preferred.  2,278,131 shares of Series A Convertible Preferred stock issued and outstanding.

The Series A Convertible Preferred Stock has the following rights and preferences:

Conversion/ Dividend  Rights

Each share of the Series A Preferred Stock may be convertible, at the option of the holder thereof and subject to notice requirements described herein, at any time, into six (6) shares of our common stock.  Holders of our Series A Convertible Preferred Stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors.

Liquidation Preference

The holders of Series A Convertible Preferred Stock are entitled to receive, prior to the holders of the other series of the Company’s Preferred Stock and prior and in preference to any distribution of our assets or surplus funds to the holders of any other shares of stock of the Company by reason of their ownership of such stock, an amount equal to $0.37 per share with respect to each share of Series A Convertible Preferred Stock, plus all declared but unpaid dividends with respect to such share.

Accounts Receivable

Accounts receivable are reported at their outstanding unpaid principle balances. The Company estimates doubtful accounts for accounts receivable and finance receivables based on historical bad debts, factors related to specific customers’ ability to pay and current economic trends.  The Company writes off accounts receivable against the allowance when management determines the balance is uncollectible and the Company ceases collection efforts.  The Company offers extended payment terms to certain customers for equipment sales. The Company provides an allowance for credit losses as discussed above extended receivables are carried at their contractual amount and charged off against the allowance for credit losses when management determines that recovery is unlikely and the Company ceases collection efforts.

Revenue Recognition

The Company records revenue when it is realized, or realizable, and earned.  The company considers these requirements met when persuasive evidence of an arrangement exists, the products or services have been provided to the customer, the sales price is fixed or determinable and collect ability is reasonably assured. The company offers extended payment terms to certain customers for equipment sales.  Income is subsequently recognized only to the extent cash payments are received and the principle balance is expected to be recovered.

Property and Equipment

Property and equipment are stated at cost.  Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the term of the lease of the related assets, whichever is shorter. Estimated useful lives generally range from 3 to 7 years.

Maintenance and repairs are charged to expense as incurred.  Renewals and improvements of a major nature are capitalized. At the time of the retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gains or losses are reflected in income.

Intangible Assets

Intangible assets are carried at cost and consist of patents, copyrights and certain vending route contracts. Amortization is provided on the straight-line basis over the estimated useful lives of the respective assets, ranging from five to seventeen years.

Goodwill

Goodwill is the excess of cost over the fair value of net assets of businesses acquired.  Goodwill is not amortized but is evaluated for impairment as described below.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with ASC 360, "Property, Plant, and Equipment."
ASC 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.  For the years ended December 31, 2010 and 2009, the Company did not deem any of its long-lived assets to be impaired and thus no impairment losses were recorded.

Segment Reporting

Pursuant to Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, (SFAS 131), the Company is required to disclose certain disclosures of operating segments, as defined in SFAS 131. Management has determined that the Company has two (2) segments related to its Vending and Restaurant operations.

Earnings Per Share

Basic earnings per share is computed in accordance with FASB 128 by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

Basic earnings per share take into account only the actual number of outstanding common shares during the period.  Diluted earnings per share take into effect the common shares actually outstanding and the impact of convertible securities, stock options, stock warrants and their equivalents.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)), which replaces SFAS No. 141, Business Combinations, requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This Statement also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values.

SFAS 141(R) makes various other amendments to authoritative literature intended to provide additional guidance or to confirm the guidance in that literature to that provided in this Statement.
This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 141 (R) to have a material impact on our financial statements.

In December 2007, FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (SFAS 160), which amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements.

SFAS 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries not held by the parent to be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. This statement also requires the amount of consolidated net income attributable to the parent and to the non-controlling interest to be clearly identified and presented on the face of the consolidated statement of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest must be accounted for consistently, and when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary must be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any non-controlling equity investment. The Statement also requires entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners.

This Statement applies prospectively to all entities that prepare consolidated financial statements and applies prospectively for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect this to have a significant impact on its financial statements.

4.   Property and Equipment

Machines on location	$1,097,357
Restaurant equipment	$ 514,300
Building improvements	$ 360,070
Vehicles	$ 649,697
Furniture and equipment	$ 426,377
Manufacturing Machinery	$2,481,674
Kiosk/ Gamer	$ 262,866
Computer and software	$ 221,133

$6,013,477

5.   Intangible Assets

Application software

Our intangible assets include the development of system design, proprietary technologies, application software, and customize systems in order to maintain the high degree of market position.  AVT developed proprietary software, requires a methodical approach to the design and continuous evolution, enhancement and system architecture.  Our application software programs, protocols, patents, and intellectual property that pertains to the design and system architecture that are all or in part of AVT’s group of key intangible assets.  We acquired the rights to our pending Wireless Management of Remote Vending patent via payment of 3,000,000 restricted shares of the Company’s common stock valued at $1.00 per share and the rights to our pending MultiMedia System, Method for Controlling Vending Machines patent via payment of 1,000,000 restricted shares of the Company’s common stock valued at $1.00 per share.

6.   Business Combination

In April 2008, we purchased 100% of the assets and liabilities of AC Mexican Food, Inc. dba Jalapenos Mexican Food, for a purchase price of 1,000,000 restricted shares of our Series A Convertible Preferred stock.  The asset was valued at $1,000,000 pursuant to the value of fixtures in the restaurant.  The Series A Convertible Preferred stock was arbitrarily valued at $1.00 per share as there is no public market for the Company’s Preferred stock.

Pursuant to FASB 141, the primary purpose of the purchase was to provide an alternative stream for the Company and to provide the Company with the ability to provide Mexican fresh foods in the Company’s vending machines.

Fair Value Option

On January 1, 2008, the Company adopted SFAS No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 provides a fair value option election that allows entities to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. Changes in fair value are recognized in earnings as they occur for those assets and liabilities for which the election is made. The election is made on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. The adoption of SFAS 159 did not have a material impact on the Company’s financial statements as the Company did not elect the fair value option for any of its financial assets or liabilities.

9.   Commitments and Contingencies

Indemnities and Guarantees

During the normal course of business, the Company may make certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities may include certain agreements with the Company’s officers, under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship, agreements with financial institutions in connections with certain of the Company’s notes payable, and agreements with leasing of office space for certain actions arising during the Company tenancy.  The duration of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.

Historically, the Company has not been obligated to make payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

Leases

The Company has various operating lease commitments in connection with its office space and certain equipment.

Legal

The Company may be involved from time to time in claims, lawsuits, and disputes with third parties, actions involving allegations or discrimination or breach of contract actions incidental in the normal operations of the business. The Company is currently not involved in any such litigation or disputes which management believes could have a material adverse effect on its financial position or results of operations.

Voting Rights

Except as otherwise required by law, the holders of the Company’s Series A Convertible Preferred Stock vote; (i) as a single class and shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Convertible Preferred Stock held by such holder, (b) the number of issued and outstanding shares of our Series A Convertible Preferred Stock and Common Stock as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.00000025; and (ii) the holders of our Common Stock shall have one vote per share of Common Stock held as of such date.